Exhibit 10.2

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

among

ATWOOD OCEANICS, INC.,

ATWOOD OFFSHORE WORLDWIDE LIMITED,

VARIOUS LENDERS

and

NORDEA BANK FINLAND PLC, LONDON BRANCH,

as Administrative Agent,

Lead Arranger and Book Runner

Dated as of April 10, 2014

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 10, 2014, among ATWOOD OCEANICS, INC., a Texas corporation (the “Parent”), ATWOOD OFFSHORE WORLDWIDE LIMITED, an exempted company incorporated under the laws of the Cayman Islands and a Wholly-Owned Subsidiary of the Parent (the “Borrower”), the Lenders party hereto from time to time, and NORDEA BANK FINLAND PLC, LONDON BRANCH, a national banking association organized under the laws of the Republic of Finland, as Administrative Agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Parent, the Borrower, the lenders from time to time party thereto, and Nordea Bank Finland plc, New York Branch, as administrative agent (the “Original Administrative Agent”), are parties to that certain Credit Agreement, dated as of dated May 6, 2011 (as amended, amended and restated, supplemented and/or otherwise modified prior to the date hereof, the “Original 2011 Credit Agreement”) pursuant to which the lenders agreed to make revolving loans to the Borrower and participate in letters of credit for account of the Borrower and its Subsidiaries as provided therein;

WHEREAS, upon the effectiveness of the Resignation and Assignment Agreement and the Restatement Agreement, Nordea Bank Finland plc, New York Branch resigned as the Original Administrative Agent and Nordea Bank Finland plc, London Branch was appointed as the Administrative Agent;

WHEREAS, the Parent, the Borrower, the Lenders and the Administrative Agent are parties to the Restatement Agreement and as set forth therein, and upon satisfaction of the conditions set forth herein and therein, the Original 2011 Credit Agreement is being amended and restated in the form of this Agreement;

WHEREAS, the Borrower has requested that the Lenders continue to extend credit to the Borrower in the form of Loans and Letters of Credit from time to time prior to the Maturity Date, in an aggregate principal amount of the Commitments equal to $1,550,000,000; and

WHEREAS, subject to and upon the terms and conditions herein set forth, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Parent or (y) at least 51% of the capital stock or other equity interests of any such Person, which Person shall, as a result of such stock acquisition, become a Subsidiary of the Parent (or shall be merged with and into the Parent (so long as the Parent is the surviving corporation) or a Subsidiary of the Parent). For clarity, an Acquired Entity or Business does include the construction of a Rig.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include its permitted successors and assigns.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the shares of securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting shares of securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Affiliate thereof shall be considered an Affiliate of the Parent or any Subsidiary thereof.

“Aggregate Collateral Rig Value” shall have the meaning set forth in Section 10.09.

“Agreement” shall mean this Amended and Restated Credit Agreement, as modified, supplemented, amended, restated, extended or renewed from time to time.

“AOPL” shall mean Atwood Oceanics Pacific Limited, an exempted company incorporated under the laws of the Cayman Islands which is a Wholly-Owned Subsidiary of the Parent.

“Amendment and Restatement Effective Date” shall have the meaning provided in Section 14.10.

“Anti-Terrorism Laws” shall have the meaning provided in Section 8.24.

“Applicable Commitment Fee Percentage” shall mean the percentage per annum determined in accordance with the pricing grid set forth below (the “Commitment Percentage Pricing Grid”), based on the applicable corporate (or corporate family) ratings set forth in the Commitment Percentage Pricing Grid from each of Moody’s and S&P:

Applicable Credit Ratings Levels Assigned by the Ratings Agencies	Applicable Commitment Percentage
Category 1 Equal to or greater than BBB- and Baa3	0.30%
Category 2 BB+ and Ba1	0.35%

Category 3 Less than or equal to BB and Ba2 (or no Applicable Credit Rating is available from either Rating Agency)	0.40%

provided that; the calculation of the Applicable Commitment Fee Percentage pursuant to the Commitment Percentage Pricing Grid shall be subject to the Ratings Guidelines.

“Applicable Margin” shall mean the percentage per annum determined in accordance with the pricing grid set forth below (the “Applicable Margin Pricing Grid”) based on the applicable corporate (or corporate family) ratings set forth in the Applicable Margin Pricing Grid from each of Moody’s and S&P:

Applicable Credit Ratings Levels Assigned by the Ratings Agencies	Applicable Margin
Category 1 Equal to or greater than BBB- and Baa3	1.75%
Category 2 BB+ and Ba1	1.875%

Category 3 Less than or equal to BB and Ba2 (or no Applicable Credit Rating is available from either Rating Agency)	2.00%

provided that; the calculation of the Applicable Margin pursuant to the Applicable Margin Pricing Grid shall be subject to the Ratings Guidelines.

“Approved Appraiser” shall mean RS Platou Shipbrokers AS, Fearnleys Ltd., ODS Petrodata, Pareto Offshore AS, H. Clarksons & Company Limited or such other independent appraisal firm nominated by the Borrower and consented to by the Administrative Agent.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit N (appropriately completed).

“Assignment of Earnings” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Assignment of Insurances” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Authorized Representative” shall mean, with respect to (i) delivering Notices of Borrowing, Letter of Credit Requests and similar notices, any Person or Persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent and each Issuing Lender, (ii) delivering financial information and officer’s certificates relating to financial matters pursuant to this Agreement, the chief financial officer, the treasurer or controller of such Person or, if there is no chief financial officer, treasurer or controller of such Person, any other senior executive officer of such Person designated by the president or the board of directors of such Person or such Person’s general partner as being a financial officer authorized to deliver and certify financial information under this Agreement and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of such Person or of such Person’s general partner, if applicable.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Rate for such day plus  1⁄2 of 1%. For the avoidance of doubt, the Base Rate shall never fall below 0%.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement and shall include any Surviving Person following a Redomestication.

“Borrowing” shall mean the borrowing of Loans from all the Lenders (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement) on a given date having the same Interest Period. It is understood that there may be more than one Borrowing outstanding.

“Business Day” shall mean (i) for all purposes other than as covered by the following clause (ii), any day except Saturday, Sunday and any day which shall be in New York, New York and/or London, England a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the applicable interbank Eurodollar market.

“Capital Stock” shall mean (i) in the case of a corporation or company, corporate stock or shares, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) (x) Dollars and (y) in the case of any Foreign Subsidiary of the Parent, Euros and such local currencies held by any such Foreign Subsidiary from time to time in the ordinary course of its business, (ii) securities issued or directly and fully guaranteed or insured by (x) in the case of a Foreign Subsidiary of the Parent organized in Norway, Norway or any agency of instrumentality thereof (provided that the full faith and credit of Norway is pledged in support thereof) and (y) in all cases, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), in either case having maturities of not more than six months from the date of acquisition, (iii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iv) time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank organized under the laws of the United States, any State thereof or any other country which is a member of the Organization for Economic Cooperation and Development and, in each case, having total assets in excess of $10,000,000,000 (or an equivalent amount in the currency of any member country), (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (ii)(y) above entered into with any bank meeting the qualifications specified in clause (iv) above, (vi) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (vii) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (vi) above and (viii) in the case of Foreign Subsidiaries of the Parent, overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Exchange Act, as in effect on the Amendment and Restatement Effective Date) is or shall (A) be the “beneficial owner” (as so defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 35% or more on a fully diluted basis of the voting and/or economic interest in the Parent’s Capital Stock or (B) have obtained the power (whether or not exercised) to elect a majority of the Parent’s directors, (ii) the Board of Directors of the Parent shall cease to consist of a majority of Continuing Directors, (iii) the Parent shall cease to own on a fully diluted basis, directly or indirectly, in the aggregate 100% of the economic and voting interest in the Borrower’s Capital Stock or (iv) the adoption of a plan by the holder of Capital Stock of the Parent relating to the liquidation or dissolution of the Parent.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all personal property with respect to which any security interests have been granted pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Insurance Collateral, all Earnings Collateral, all Collateral Rigs, and all cash and Cash Equivalents at any time delivered as collateral hereunder.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent and security trustee for the Secured Creditors pursuant to the Security Documents, and shall include its permitted successors and assigns.

“Collateral and Guaranty Requirements” shall mean with respect to each Collateral Rig or Credit Party, the requirement that:

(i) (I) each Subsidiary that is required to be a Subsidiary Guarantor in accordance with the definition thereof shall have duly authorized, executed and delivered to the Administrative Agent the U.S. Subsidiaries Guaranty or a counterpart thereof, substantially in the form of Exhibit F (as modified, supplemented or amended from time to time, the “U.S. Subsidiaries Guaranty”), and the U.S. Subsidiaries Guaranty shall be in full force and effect, provided that this requirement shall not apply to any Foreign Subsidiary as to which the Administrative Agent shall have determined, based on advice of local counsel, and given written notice of such determination to the Borrower, that it would be preferable for such Foreign Subsidiary not to execute and deliver the U.S. Subsidiaries Guaranty, but only to execute and deliver a Foreign Subsidiaries Guaranty as contemplated in clause (II) below or (II) each Foreign Subsidiary of the Parent that is required to be a Subsidiary Guarantor in accordance with the definition thereof shall have duly authorized, executed and delivered a guaranty governed by the law of the jurisdiction in which such Foreign Subsidiary is organized (any such non-U.S. law governed guaranty to be executed and delivered by a Foreign Subsidiary of the Parent pursuant to this clause (II), as modified, amended or supplemented from time to time, a “Foreign Subsidiaries Guaranty”); provided that (a) no Foreign Subsidiary shall be required to guarantee the obligations of the Parent or any Guarantor that is not a Foreign Subsidiary at any time, and (b) each Foreign Subsidiaries Guaranty shall be prepared by local counsel satisfactory to the Administrative Agent, shall be in form and substance satisfactory to the Administrative Agent, and shall conform as nearly as possible (as to the obligations guaranteed and the rights intended to be granted thereunder) to the U.S.

Subsidiaries Guaranty, taking into account such variations as shall be necessary or desirable under applicable local law as reasonably determined by the Administrative Agent. Schedule III sets forth a list of all Subsidiaries of the Parent which shall have executed and delivered a Subsidiaries Guaranty on or prior to the Amendment and Restatement Effective Date;

(ii) (I) each Pledgor shall have (x) duly authorized, executed and delivered the U.S. Pledge Agreement substantially in the form of Exhibit G (as modified, supplemented or amended from time to time, the “U.S. Pledge Agreement”) or a joinder thereto, pursuant to which all of the Capital Stock of the Credit Party that owns such Collateral Rig (or the Capital Stock of the Subsidiary that owns, directly or indirectly, the Capital Stock in such Credit Party) shall have been pledged to secure the Secured Obligations, and such Pledgor shall have (A) delivered to the Collateral Agent, as pledgee, all the Pledged Securities and other Pledge Agreement Collateral referred to therein, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities and (B) otherwise complied with all of the requirements set forth in the U.S. Pledge Agreement, and (y) duly authorized, executed and delivered any other related documentation necessary or advisable as reasonably determined by the Administrative Agent to perfect the Lien on the Pledge Agreement Collateral referred to therein in the respective jurisdictions of formation or of the chief executive office, as the case may be, of the Borrower or the respective Subsidiary Guarantor, as the case may be or as otherwise provided by applicable law, and the U.S. Pledge Agreement shall be in full force and effect, provided that this requirement shall not apply to any Foreign Pledgor as to which the Administrative Agent reasonably determines, based on advice of local counsel, and gives written notice of such determination to the Borrower, that it would be preferable for such Foreign Pledgor not to execute and deliver the U.S. Pledge Agreement, but only to execute and deliver one or more Foreign Pledge Agreements as contemplated in clause (II), (II) (A) each Foreign Pledgor specified in a written notice by the Administrative Agent to the Borrower and (B) each Pledgor (whether or not a Foreign Pledgor) that shall own equity interests in one or more Persons organized under the laws of a jurisdiction other than the jurisdiction of organization of such Pledgor, shall have authorized, executed and delivered a pledge agreement or agreements governed by the laws of the jurisdiction where such Pledgor and/or the Person or Persons whose equity interests are to be pledged shall be organized, if (in the case of (A) and (B)) the Administrative Agent determines (based on advice of local counsel), and gives written notice to the Borrower of such determination, that it would be in the interests of the Lenders that such Pledgor authorize, execute and deliver such additional pledge agreements (each such non-U.S. law governed pledge agreement to be executed and delivered by one or more Credit Parties pursuant to this clause (II), as modified, amended or supplemented from time to time, the “Foreign Pledge Agreements” and each, a “Foreign Pledge Agreement”), and (III) each Pledgor pledging the Capital Stock of an entity formed in the Republic of Malta shall have executed a letter to be filed with the Registry of Companies in Malta informing such Registry of the pledge; provided that (x) each such Foreign Pledge Agreement shall be prepared by local counsel, shall be in form and substance satisfactory to the Administrative Agent, and shall conform as nearly as possible (as to the obligations secured thereby and the rights intended to be granted thereunder) to the U.S. Pledge Agreement, taking into account such variations as shall be necessary or desirable under applicable local law as reasonably determined by the Administrative Agent and (y) in connection with the execution and delivery of any such Foreign Pledge Agreement, the respective Credit Parties shall have taken such actions as may be necessary or desirable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests granted (or purported to be granted) thereby as reasonably determined by the Administrative Agent. The U.S. Pledge Agreement and each Foreign Pledge Agreement shall be in full force and effect. As of the Amendment and Restatement Effective Date, the U.S. Pledge Agreement and each Foreign Pledge Agreement are listed on Section A of Schedule IV. As of the Amendment and Restatement Effective Date, each Pledgor is listed on Section B of Schedule IV;

(iii) the Credit Party that owns such Collateral Rig shall have duly authorized, executed and delivered (x) an Assignment of Insurances substantially in the form of Exhibit H (each, as amended, modified or supplemented from time to time, an “Assignment of Insurances” and, together with any additional assignment of insurances executed and delivered pursuant to Section 9.11(c), the “Assignments of Insurances”) covering all such Credit Party’s present and future Insurance Collateral, and each Assignment of Insurances shall be in full force and effect, (y) an Assignment of Charter Hire, Drilling Contract, Revenue and Earnings in the form of Exhibit I (each, as amended, modified or supplemented from time to time, an “Assignment of Earnings” and, together with any additional assignment of charter hire, drilling contract, revenues and earnings executed and delivered pursuant to Section 9.11(c), the “Assignment of Earnings”), covering all of such Credit Party’s Earnings Collateral, and each Assignment of Earnings shall be in full force and effect, and (z) a Security Agreement in the form of Exhibit J (each, as amended, modified or supplemented from time to time, a “U.S. Security Agreement” and, together with any additional security agreements executed and delivered pursuant to Section 9.11(c), the “U.S. Security Agreements”), and each U.S. Security Agreement shall be in full force and effect;

(iv) the Credit Party that owns such Collateral Rig shall have duly authorized, executed and delivered in form for filing in the appropriate rig registry a first preferred mortgage (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, a “Collateral Rig Mortgage” and, together with any additional collateral rig mortgages executed and delivered pursuant to Section 9.11(c) or (d), the “Collateral Rig Mortgages”), substantially in the form of Exhibit K, with respect to such Collateral Rig, and such Collateral Rig Mortgage shall be effective upon filing to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable first priority security interest, in and Lien upon such Collateral Rig, subject only to Permitted Liens, and each Collateral Rig Mortgage shall be in full force and effect;

(v) all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clauses (ii) through (iv) above (including, without limitation, the filing of UCC financing statements and lien searches) shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;

(vi) on or before the date such Rig first becomes a Collateral Rig, the Administrative Agent shall have received each of the following with respect to such Collateral Rig:

(a) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Collateral Rig by the relevant Subsidiary Guarantor;

(b) the results of maritime registry searches with respect to such Collateral Rig, indicating no record liens other than Permitted Liens;

(c) class certificates from a classification society recognized by the United States Coast Guard or another classification society indicating that such Collateral Rig meets the criteria specified in Section 8.22; and

(d) if applicable, certified copies of all ISM and ISPS Code documentation for such Collateral Rig;

(vii) promptly after the registration of any Collateral Rig Mortgage referred to in clause (iv) above or any amendment to any Collateral Rig Mortgage, the Administrative Agent shall have received the results of maritime registry searches with respect to the applicable Collateral Rig indicating no record liens other than Permitted Liens and Liens in favor of the Collateral Agent and/or the Lenders;

(viii) prior to the Amendment and Restatement Effective Date, the Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from BankAssure Insurance Services Inc. or such other firm of independent marine insurance brokers as is reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Parties in respect of the Collateral Rigs as of the Amendment and Restatement Effective Date, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by companies operating in the offshore drilling industry for the protection of the Collateral Agent and/or the Lenders as secured party and mortgagee, (ii) otherwise conform with the insurance requirements of each respective Collateral Rig Mortgage and (iii) include, without limitation, the Required Insurance;

(ix) the Administrative Agent shall have received, to the extent reasonably requested from (a) US counsel to each of the Credit Parties (which shall be Baker Botts L.L.P, or another law firm reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, (b) Cayman Islands counsel to the Credit Parties (which shall be Maples & Calder or another law firm qualified to render an opinion as to Cayman Islands law reasonably acceptable to the

Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, (c) special maritime counsel to the Administrative Agent (which shall be Gardere Wynne Sewell, LLP or another law firm qualified to render an opinion as to maritime law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, (d) Maltese counsel to the Credit Parties (which shall be Ganado Advocates or another law firm qualified to render an opinion as to Maltese law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, (e) Luxembourg counsel to the Credit Parties (which shall be D.Law S.à r.l. or another law firm qualified to render an opinion as to Luxembourg law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and (f) Gibraltar counsel to the Credit Parties (which shall be Triay Stagnetto Neish or another law firm qualified to render an opinion as to Gibraltar law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent; and

(x) the Administrative Agent shall have received (a) a certificate, dated the Amendment and Restatement Effective Date and reasonably acceptable to the Administrative Agent, signed by the chief executive officer, the president, any vice president, director, or any other Authorized Representative of each Credit Party, and attested to by the secretary, any assistant secretary or any other Authorized Representative of such Credit Party (other than the Authorized Representative of such Credit Party signing the certificate of such Credit Party), as the case may be, substantially in the form of Exhibit E, with appropriate insertions, together with copies of the certificate of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party (or, where applicable, the general partner of such Credit Party) referred to in such certificate; and (b) all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper partnership, corporate or governmental authorities.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event shall the Parent, the Borrower or any other Credit Party be required to (i) other than with respect to the loan documentation required to validly create, register or perfect the security interests in the Capital Stock of the Borrower and each Subsidiary Guarantor, the Collateral Rigs and of earnings and insurances related thereto, perform any action necessary or desirable to be taken to perfect a security interest in any asset if the Administrative Agent and the Borrower agree that the costs of taking such action are excessive in relation to the value afforded to the Secured Creditors of perfecting such security interest; or (ii) create charges over deposit accounts or enter into control agreements with respect to deposit accounts in any jurisdiction.

“Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition of any Collateral Rig (it being understood that a charter is not a disposition) by the Parent or any of its Subsidiaries to any Person other than a Credit Party or an entity to which such sales, lease, transfer or other disposition is being made that becomes a Credit Party upon such Collateral Disposition or (ii) any Event of Loss of in respect of any Collateral Rig.

“Collateral Rig” shall mean, as of the Amendment and Restatement Effective Date, each Rig listed on Schedule X and thereafter, each such Rig, other than a Rig that ceases to be a Collateral Rig as a result of a Collateral Disposition or an Event of Loss, but including any additional Rig that becomes a Collateral Rig pursuant to Section 10.09.

“Collateral Rig Mortgages” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Commitment”, as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.12 or 14.04

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBIT” shall mean, for any period, Consolidated Net Income for such period, before deducting therefrom Consolidated Interest Expense of the Parent and its Subsidiaries for such period and provision for taxes based on income that were included in arriving at Consolidated Net Income for such period and without giving effect (x) to any extraordinary gains or extraordinary non-cash losses (except to the extent that any such extraordinary non-cash losses require a cash payment in a future period) and (y) to any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT for such period, adjusted by adding thereto the amount of all amortization of intangibles and depreciation to the extent that same was deducted in arriving at Consolidated EBIT for such period; it being understood that in determining the Leverage Ratio only, Consolidated EBITDA for any period shall be calculated on a pro forma basis to give effect to (i) any Acquired Entity or Business acquired during such period and not subsequently sold or otherwise disposed of by the Parent or any of its Subsidiaries during such period and (ii) any Significant Disposition by the Parent or any of its Subsidiaries during such period.

“Consolidated Indebtedness” shall mean, as at any date of determination, without duplication, the sum of (I) the aggregate stated balance sheet amount of all Indebtedness (but including, in any event, without limitation, the then outstanding principal amount of all Loans, all Capitalized Lease Obligations and all purchase money Indebtedness) of the Parent and its Subsidiaries at such time determined on a consolidated basis, (II) the aggregate amount of all Indebtedness of the Parent and its Subsidiaries of the type described in clause (ii) of the definition of “Indebtedness” contained herein at such time determined on a consolidated basis and (III) the aggregate amount of all Contingent Obligations of the Parent and its Subsidiaries in respect of Indebtedness described in preceding clauses (I) and (II) at such time determined on a consolidated basis; it being understood that in determining compliance with Section 10.07 only, and in any event, at the date of such determination of Consolidated Indebtedness, the amount of cash and Cash Equivalents held by the Parent and its Subsidiaries at such time and which would appear on a consolidated balance sheet of the Parent and its Subsidiaries as part of the consolidated assets of the Parent and its Subsidiaries shall be deducted from the calculation of Consolidated Indebtedness.

“Consolidated Interest Expense” shall mean, for any period, the sum of the total consolidated interest expense of the Parent and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of the Parent and its Subsidiaries representing the interest factor for such period; provided that the amortization of deferred financing, legal and accounting costs with respect to this Agreement shall be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Parent and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Parent or is accounted for by the Parent by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Parent or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of the Parent shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (iii) the net income (or loss) of any other Person acquired by the Parent or a Subsidiary of the Parent in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Consolidated Net Worth” shall mean, as at any date of determination, the Net Worth of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

“Consolidated Total Capitalization” shall mean, as at any date of determination, the sum of Consolidated Indebtedness of the Parent and its Subsidiaries on such date and Consolidated Net Worth of the Parent and its Subsidiaries on such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Parent on the Amendment and Restatement Effective Date and each other director, if such other director’s nomination for election to the Board of Directors of the Parent is recommended by a majority of the then Continuing Directors or is recommended by a committee of the Board of Directors of the Parent a majority of which is composed of the then Continuing Directors.

“Credit Documents” shall mean this Agreement, each Note, each Security Document, each Subsidiaries Guaranty, the Intercompany Subordination Agreement, each Joinder Agreement, the Restatement Agreement, the Reaffirmation Agreement, the Resignation and Assignment Agreement and each additional guaranty or additional security document executed pursuant to Section 9.11 and any amendments and waivers to any of the foregoing.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Parent, the Borrower, each Subsidiary Guarantor and each Pledgor.

“Debt to Capitalization” shall mean, at any date of determination, the ratio of Consolidated Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis on such date to Consolidated Total Capitalization of the Parent and its Subsidiaries on such date.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock of such Person), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock of such Person), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Stock of such Person, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that only the portion of the Capital Stock of such Person that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock of such Person is issued to any employee or to any plan for the benefit of employees of such Person or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock of such Person solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common equity of such Person) any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Original Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration (other than common equity of such Person) any shares of any class of the capital stock of, or other equity interests in, such Person outstanding on or after the Original Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made (other than common equity of such Person) by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes. For the purposes of clarity, “Dividends” shall specifically not include distributions of equity necessary to effectuate a stock split.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Domestic Subsidiary” shall mean, as to any Person, each Subsidiary of such Person that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Earnings Collateral” shall mean, collectively, all “Collateral” as defined in each Assignment of Earnings.

“ECP” shall have the meaning assigned to such term in the definition of Excluded Swap Obligation.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act); provided that neither the Borrower nor any of its Affiliates shall be an Eligible Transferee at any time.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrower or any of its Subsidiaries, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Parent or a Domestic Subsidiary of the Parent would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, (a) the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the Interest Determination Date for such Interest Period as is displayed on Reuters LIBOR 01 Page (or such other service as may be nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available) as the information vendor for displaying the London Interbank Offered Rates of major banks in the London Interbank Market) (the “Screen Rate”), provided that if on such Interest Determination Date no such rate is so displayed, the Eurodollar Rate for such period shall be the arithmetic average (rounded upward to the nearest 1/16th of 1%) of the rates quoted to the Administrative Agent by the Reference Banks for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on such Interest Determination Date, in each case divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). For the avoidance of doubt, the Eurodollar Rate shall never fall below 0%.

“Event of Default” shall have the meaning provided in Section 11.

“Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Collateral Rig or the agreed or compromised total loss of a Collateral Rig; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Rig. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Collateral Rig, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Rig was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Rig, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.

“Executive Order” shall have the meaning provided in Section 8.24.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect on the Amendment and Restatement Effective Date.

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each an “ECP”) at the time the Guaranty of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall have the meaning provided in Section 5.04(a).

“Existing Indebtedness” shall have the meaning provided in Section 8.20.

“Facility” shall have the meaning provided in Section 2.01.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Pledge Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Foreign Pledgor” shall mean each Foreign Subsidiary of the Parent which is a Pledgor, in each case for so long as such Persons remain organized under the laws of a jurisdiction other than the United States and the States and territories thereof.

“Foreign Subsidiaries Guaranty” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Foreign Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States consistently applied in accordance with Section 14.07(a).

“Guaranteed Creditors” shall mean and include each of the Lender Creditors and, in the case of any Interest Rate Protection Agreement or Other Hedging Agreement entered into by the Borrower with an Other Creditor, even if such Other Creditor subsequently ceases to be a Lender under this Agreement, each of the Other Creditors.

“Guaranteed Obligations” shall mean (i) the principal and interest on each Note issued by, and all Loans made to, the Borrower under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower to the Lenders, each Issuing Lender, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document and (ii) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the Borrower or any of its Subsidiaries owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into by the Borrower or any of its Subsidiaries with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or Affiliate participates in such Interest Rate Protection Agreement or Other Hedging Agreement, as the case may be, and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance by the Borrower and its Subsidiaries with all terms, conditions and agreements contained therein. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will the Guaranteed Obligations include any Excluded Swap Obligations.

“Guarantors” shall mean, collectively, the Parent and each Subsidiary Guarantor.

“Guaranties” shall mean, collectively, the Parent Guaranty and each Subsidiaries Guaranty, each thereof individually being a “Guaranty”.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, ureaformaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

“Inactive Subsidiary” shall mean, at any time, each Subsidiary of the Parent which (i) is not a Material Subsidiary or the Borrower, (ii) does not own assets with an aggregate fair market value (as determined in good faith by the management of the Parent) in excess of $1,000,000 and (iii) which at such time is inactive (i.e., does not conduct any business).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services which have been received but not yet paid for in full, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, and (vi) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Insurance Collateral” shall mean, collectively, all “Insurances” as defined in each Assignment of Insurances.

“Intercompany Loan” shall have the meaning provided in Section 10.05(vii).

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement in the form of Exhibit P (as modified, supplemented or amended from time to time, the “Intercompany Subordination Agreement”) between the Credit Parties and the Administrative Agent.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Expense Coverage Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated EBITDA for the Test Period last ended on or prior to such date to (b) Consolidated Interest Expense for such period.

“Interest Period” shall have the meaning provided in Section 2.08.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Lender” shall mean (i) Nordea Bank Finland plc, New York Branch, a banking affiliate of the Administrative Agent (which, for purposes of this definition, shall include any other U.S. banking affiliate of Nordea Bank Finland plc, London Branch), and (ii) any other U.S. Lender or U.S. banking affiliate of any other Lender which at the request of the Borrower and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) agrees (in such Lender’s sole discretion) to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 3.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit O (appropriately completed).

“Joint Venture” shall mean any Person other than an individual or a Wholly-Owned Subsidiary of the Parent (i) in which the Parent or any of its Subsidiaries holds or acquires an ownership interest (by way of ownership of equity interests or other evidence of ownership) and (ii) which is engaged in a business permitted by Section 10.15.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to Section 2.12 or 14.04(b).

“Lender Creditors” shall mean the Lenders holding from time to time outstanding Loans and/or Commitments, any Issuing Lender, the Administrative Agent and the Collateral Agent, each in their respective capacities.

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal of such Lender (which has not been retracted) or the failure of such Lender (which has not been cured within 3 Business Days) to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent, any Issuing Lender and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 2 or 3, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in the preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 2.12 (with respect to clause (a) below) and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (a) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (b) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (c) any default by such Lender with respect to its funding obligations under any other credit facility to which it is a party and which any Issuing Lender or the Administrative Agent reasonably believes in good faith has occurred and is continuing, and (d) the failure of such Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) within 3 Business Days of the date (x) the Administrative Agent (in its capacity as a Lender) has funded its portion thereof or (y) Lenders constituting the Required Lenders with Commitments have funded their portion thereof.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 3.01(b)(iii).

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letters of Credit Outstanding” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period last ended on or prior to such date.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall have the meaning provided in Section 2.01.

“Margin Regulations” shall have the meaning provided in Section 8.08(b).

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Disruption Event” shall mean either of the following events:

(i) at or about noon on the Interest Determination Date for the relevant Interest Period the Screen Rate is not available and none or, if there are three or more Lenders, only one of the Reference Banks supplies a rate to the Administrative Agent to determine the Eurodollar Rate for the relevant Interest Period; or

(ii) before close of business in New York on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notifications from the Required Lenders that (i) the cost to such Lenders of obtaining matching deposits in the London interbank Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (ii) such Lenders are unable to obtain funding in the London interbank Eurodollar market.

“Material Adverse Effect” shall mean a material adverse effect (v) on the rights or remedies of the Lenders, (w) on the ability of the Parent and its Subsidiaries taken as a whole, to perform their obligations to the Lenders, (x) with respect to the Transaction or (y) on the property, assets, nature of assets, operations, liabilities or financial condition of the Parent and its Subsidiaries taken as a whole.

“Material Subsidiary” shall mean each Subsidiary of the Parent (other than the Borrower) which holds at any time (x) an ownership interest in one or more Collateral Rigs or (y) a direct or indirect equity interest in any company or Person which holds an ownership interest in one or more Collateral Rigs, provided that a Material Subsidiary which no longer holds either an ownership interest in any Collateral Rig or in any entity which holds an ownership interest in a Collateral Rig, such Material Subsidiary shall thereafter cease to be a Material Subsidiary.

“Maturity Date” shall mean May 6, 2018.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding treasury stock and the effect of any impairment of intangible assets on and after the Amendment and Restatement Effective Date.

“New Credit Party” shall have the meaning provided in the definition of “Redomestication”.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice Office” shall mean the office of the Administrative Agent located at City Place House, 8th Floor, 55 Basinghall Street, London EC2V 5NB, United Kingdom, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Objecting Lender” shall have the meaning provided in the definition “Redomestication”.

“Obligations” shall mean, except to the extent consisting of obligations, liabilities or indebtedness with respect to Interest Rate Protection Agreements or Other Hedging Agreements, all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest, fees and indemnities (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding)) of each Credit Party to the Lender Creditors (provided, in respect of the Lender Creditors which are Lenders, such aforementioned obligations, liabilities and indebtedness shall arise only for such Lenders (in such capacity) in respect of Loans and/or Commitments), whether now existing or hereafter incurred under, arising out of, or in connection with this Agreement and the other Credit Documents to which such Credit Party is a party (including, in the case of each Credit Party that is a Guarantor, all such obligations, liabilities and indebtedness of such Credit Party under any Guaranty to which such Guarantor is a party) and the due performance and compliance by such Credit Party with all of the terms, conditions and agreements contained in this Agreement and in such other Credit Documents. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will the Obligations include any Excluded Swap Obligations.

“OFAC” shall mean the Treasury Department’s Office of Foreign Assets Control.

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Original 2011 Credit Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Original Administrative Agent” shall have the meaning set forth in the Preamble to this Agreement.

“Original Closing Date” shall mean May 6, 2011.

“Other Creditors” shall mean any Lender or any affiliate thereof and their successors and assigns if any (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason), with which the Parent or the Borrower enters into any Interest Rate Protection Agreements or Other Hedging Agreements from time to time.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

“Other Obligations” shall mean all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding, but excluding, for the avoidance of doubt, any Obligations and Excluded Swap Obligations) owing by any Credit Party to the Other Creditors under, or with respect to (including, in the case of each Credit Party that is a Guarantor, all such obligations, liabilities and indebtedness of such Credit Party under any Guaranty to which such Guarantor is a party), any Interest Rate Protection Agreement or Other Hedging Agreement, whether such Interest Rate Protection Agreement or Other Hedging Agreement is now in existence or hereafter arising, and the due performance and compliance by such Credit Party with all of the terms, conditions and agreements contained therein.

“Parent” shall have the meaning provided in the first paragraph of this Agreement and shall include any Surviving Person following a Redomestication.

“Parent Guaranty” shall mean the guaranty of the Parent pursuant to Section 13.

“Participant” shall have the meaning provided in Section 3.04(a).

“Participant Register” shall have the meaning provided in Section 14.15(b).

“Participating Entity” shall have the meaning provided in Section 14.04(a).

“PATRIOT Act” shall have the meaning provided in Section 14.19.

“Payment Office” shall mean the office of the Administrative Agent located at City Place House, 8th Floor, 55 Basinghall Street, London EC2V 5NB, United Kingdom, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if the Percentage of any Lender is to be determined after the Total Commitment has been terminated, then the Percentage of such Lender shall be determined immediately prior (and without giving effect) to such termination.

“Permitted Jurisdiction” shall mean the State of Delaware or another State of the United States, the United Kingdom, The Kingdom of the Netherlands, Cayman Islands or Luxembourg and, with respect to any Credit Party other than the Borrower, Gibraltar or Malta.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof. Unless the context indicates otherwise, any reference to any Person includes such Person’s successors and assigns, including any Person that becomes a successor to the Borrower as a result of a Redomestication.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, excluding any pension plan that is not subject to the minimum funding standards of Section 412 of the Code or Title IV or Section 302 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent or a Subsidiary of the Parent or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Parent, or a Subsidiary of the Parent or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall mean, collectively, the U.S. Pledge Agreement, each Foreign Pledge Agreement and any other pledge agreement executed and delivered by any Subsidiary of the Parent pursuant to the definition of “Collateral and Guaranty Requirements” or any of Section 9.11 or 10.14.

“Pledge Agreement Collateral” shall mean, collectively, all “Collateral” as defined in each Pledge Agreement.

“Pledged Securities” shall mean “Pledged Securities” as defined in the Pledge Agreement.

“Pledgor” shall mean the Parent and/or any Subsidiary of the Parent to the extent that such Person owns any equity interest in the Borrower or any Material Subsidiary, in either case, on the Amendment and Restatement Effective Date or thereafter.

“Prime Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Share” shall have the meaning provided in Section 5.05(b).

“Qualified Capital Stock” shall mean any Capital Stock other than Disqualified Stock.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or the grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Preferred Interests” shall mean any preferred stock of the Parent so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring prior to one year after the Maturity Date, (ii) do not require the cash payment of dividends, (iii) do not contain any covenants other than financial reporting requirements and (iv) do not grant the holder thereof any voting rights except for voting rights on fundamental matters such as mergers, consolidations, sales or all or substantially all of the assets of the issuer thereof, or liquidations involving the issuer thereof.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Amendment and Restatement Effective Date, commencing on March 31, 2014.

“Rating Agencies” shall mean, collectively, Moody’s and S&P.

“Ratings Guidelines” shall mean (i) if either Moody’s or S&P shall not have in effect a corporate (or corporate family) rating in respect of the Parent (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 3; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Parent shall fall within different Categories, the Applicable Margin and the Applicable Commitment Fee Percentage shall be based on the higher (the highest category being Category 1) of the two ratings unless one of the two ratings is two or more ratings lower than the other, in which case the Applicable Margin and the Applicable Commitment Fee Percentage shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P in respect of the Parent shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent. Each change in the Applicable Margin or Applicable Commitment Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the definition of “Applicable Margin” and “Applicable Commitment Fee Percentage” to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Applicable Commitment Fee Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation. The Borrower will furnish to the Administrative Agent promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established, written notice of such rating change.

“Reaffirmation Agreement” shall mean that certain Reaffirmation Agreement, dated as of the Amendment and Restatement Effective Date, by and among the Parent, the Borrower, the Subsidiary Guarantors, the Administrative Agent and the Original Administrative Agent.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Redomestication” shall mean with respect to any Credit Party:

(a) any amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, conversion, consolidation or similar action of such Credit Party with or into any other Person, or of any other Person with or into such Credit Party, or the direct or indirect sale, distribution or other disposition (other than by lease) of all or substantially all of the assets of such Credit Party to any other Person,

(b) any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action of such Credit Party, pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, or

(c) the formation of a Person that becomes, as part of a transaction or series of related transactions, the direct or indirect owner of 100% of the voting shares of securities (except for directors’ qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law or held by a nominee in trust) of such Credit Party (the “New Credit Party”), if:

(A) as a result thereof:

(x) in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such merger, amalgamation, plan or scheme or arrangement, exchange offer, business combination, reincorporation, reorganization, conversion, consolidation or similar action, or the transferee in such sale, distribution or other disposition,

(y) in the case of any action specified in clause (b), the entity that constituted such Credit Party immediately prior thereto, or

(z) in the case of any action specified in clause (c), the New Credit Party,

(in any such case described in (a) or (b), the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of (i) a Permitted Jurisdiction, (ii) with the consent of the Administrative Agent, any member country of the European Union, any member of the European Economic Area (EEA) or NAFTA, Switzerland or Australia or (iii) with the consent of the Required Lenders, under the laws of any other jurisdiction, whose outstanding Capital Stock issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as were the outstanding Capital Stock of the entity constituting such Credit Party immediately prior thereto;

(B) the Surviving Person or the New Credit Party shall have delivered to the Administrative Agent (i) a certificate to the effect that, both immediately before and immediately after giving effect to such Redomestication, no Default or Event of Default exists and (ii) opinions, reasonably satisfactory in form, scope and substance to the Administrative Agent, of one or more counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with the Redomestication as the Administrative Agent or any Lender may reasonably request; and

(C) in connection with such Redomestication (i) the Borrower shall have delivered to (x) the Collateral Agent a supplement to Schedule XI which shall correct all information contained therein for such Credit Party and (y) any Lender such documentation or information as may be requested by such Lender in accordance with Section 14.18 in connection with such Redomestication (ii) the Credit Parties shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect (to at least the same extent as in effect immediately prior to such Redomestication) and (iii) the Administrative Agent is satisfied that the rights and remedies of the Lenders under the Loan Documents are not impaired in any material respect (including the ability to enforce such rights and remedies thereunder and the value of any claims under the Guaranties).

Notwithstanding anything to the contrary contained herein, the Borrower shall deliver to the Administrative Agent a notice (the “Redomestication Notice”) no less than (x) in the case of a Redomestication of the Borrower, sixty days (or such prior period as the Administrative Agent may reasonably agree) prior to the consummation of the proposed Redomestication and (y) in the case of a Redomestication of the Parent or any Subsidiary Guarantor, thirty days (or such prior period as the Administrative Agent may reasonably agree) prior to the consummation of the proposed Redomestication. In the case of a Redomestication of Parent and/or the Borrower, in the event that any Lender (each an “Objecting Lender”) determines that (x) it will be subject to a legal, regulatory or economic disadvantage as a consequence of such proposed Redomestication, (y) such Lender’s continued credit exposure to the Person constituting the Borrower following such proposed Redomestication, violates a law, rule or regulation applicable to such Lender, a policy of such Lender of general application or the internal credit approval of such Lender or (z) in the good faith judgment of such Lender, that the standards set forth in clause (C) above are not satisfied, and, in each case delivers a notice of such determination to the Administrative Agent no later than the 30th calendar day following the receipt of the related Redomestication Notice, then such Redomestication shall be prohibited hereunder until such time that the Borrower replaces each such Objecting Lender with one or more Replacement Lenders pursuant to Section 2.12.

“Reference Banks” shall mean the Administrative Agent, DNB Bank ASA and Wells Fargo Bank, N.A.

“Register” shall have the meaning provided in Section 14.15(a).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.12.

“Replacement Lender” shall have the meaning provided in Section 2.12.

“Representative” shall have the meaning provided in Section 5.05(d).

“Resignation and Assignment Agreement” shall mean that certain Resignation and Assignment Agreement, dated as of the Amendment and Restatement Effective Date, by and among the Parent, the Borrower, the Subsidiary Guarantors, the Lenders party thereto, the Original Administrative Agent and the Administrative Agent.

“Restatement Agreement” shall mean that certain Restatement Agreement, dated as of the Amendment and Restatement Effective Date, by and among the Parent, the Borrower, the Lenders party thereto, the Original Administrative Agent and the Administrative Agent.

“Required Insurance” shall have the meaning provided in Section 8.21.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Commitments (or, after the termination thereof, outstanding Loans and Percentages of Letters of Credit Outstanding) represent an amount greater than 50% of the Total Commitment less the outstanding Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding Loans of Non-Defaulting Lenders and the aggregate Percentages of all Non-Defaulting Lenders of the total Letters of Credit Outstanding at such time).

“Returns” shall have the meaning provided in Section 8.09.

“Rig” shall mean, collectively, offshore drilling rigs, including, without limitation, semisubmersibles, drillships, jack-ups, semisubmersible tender assist vessels and submersible rigs, owned by the Parent and/or any Subsidiary of the Parent, and, individually, any of such rigs.

“Sanctioned Person” shall mean each country, nation, territory, entity (or equivalent) or individual which is the subject of Sanctions.

“Sanctions” shall mean general trade, economic or financial restrictions, sanctions or embargoes imposed, administered or enforced from time to time by the government of the United States of America, including the US Department of State and OFAC, the United Nations Security Council and the European Union, or a member state of the European Union, each as amended, supplemented or substituted from time to time.

“Screen Rate” shall have the meaning specified in the definition of Eurodollar Rate.

“SEC” shall have the meaning provided in Section 9.01(h).

“Secured Creditors” shall mean collectively the Other Creditors together with the Lender Creditors.

“Secured Obligations” shall mean (i) the Obligations, (ii) the Other Obligations, (iii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral, (iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Credit Parties referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs, and (v) all amounts paid by any Secured Creditor as to which such Secured Creditor has the right to reimbursement under Section 11 of the U.S. Pledge Agreement. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will the Secured Obligations include any Excluded Swap Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement Collateral” shall mean, collectively, all “Collateral” as defined in each U.S. Security Agreement.

“Security Documents” shall mean each Pledge Agreement, each U.S. Security Agreement, each Assignment of Insurances, each Assignment of Earnings, each Collateral Rig Mortgage and each additional security document delivered pursuant to Section 9.11 or 10.14.

“Security Trustee” shall have the meaning provided in Section 12.01(b).

“Significant Disposition” means each disposition of assets of the Parent and its Subsidiaries that generates net cash proceeds of $10,000,000 or more.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiaries Guaranty” shall mean and include the U.S. Subsidiaries Guaranty, each Foreign Subsidiaries Guaranty and any other guaranty executed and delivered by any Subsidiary of the Parent pursuant to the definition of “Collateral and Guaranty Requirements” or any of Section 9.11 or 10.14.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each direct and indirect Subsidiary of the Parent which is a Material Subsidiary on the Amendment and Restatement Effective Date or becomes a Material Subsidiary thereafter.

“Surviving Person” has the meaning set forth in the definition of “Redomestication”.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” shall have the meaning provided in Section 5.04(a).

“Test Period” shall mean, at any time, each period of four consecutive fiscal quarters of the Parent then most recently ended, in each case taken as one accounting period.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Unutilized Commitment” shall mean, at any time, an amount equal to the remainder of the then Total Commitment, less the sum of the aggregate principal amount of Loans then outstanding and the aggregate amount of all Letters of Credit Outstanding at such time.

“Transaction” shall mean, collectively, (i) the consummation of the transactions contemplated by the Restatement Agreement, (ii) the entering into of the Credit Documents on or prior to the Amendment and Restatement Effective Date and (iii) the payment of fees and expenses in connection with the foregoing.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“U.S. Pledge Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“U.S. Security Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“U.S. Subsidiaries Guaranty” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than, in the case of a Foreign Subsidiary, director’s qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law or held by a nominee in trust) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time. Unless otherwise indicated herein, or the context otherwise requires, all references herein to any Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries shall mean and be deemed to be references to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries, as the case may be, of the Parent.

SECTION 2. Amount and Terms of Credit Facility.

2.01 The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on or after the Original Closing Date and prior to the Maturity Date, a revolving loan or revolving loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower (the “Facility”), which Loans: (i) shall be denominated in Dollars, (ii) shall bear interest in accordance with Section 2.07, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s Percentage under the Facility and (y) the aggregate amount of all Letters of Credit Outstanding under the Facility (exclusive of Unpaid Drawings under the Facility which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans), at such time equals the Commitment of such Lender under the Facility at such time. For the avoidance of doubt, Loans outstanding under the Original Credit Agreement on the Amendment and Restatement Effective Date shall be deemed to be Loans hereunder made pursuant to this Section 2.01.

2.02 Minimum Amount of Each Borrowing; Limitation on Number of Borrowings. The aggregate principal amount of each Borrowing of Loans shall not be less than $1,000,000 in each case. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten (10) Borrowings of Loans.

2.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur Loans hereunder, an Authorized Representative of the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. (New York time) on such day. Each such written notice or written confirmation of telephonic notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.09, shall be irrevocable and shall be given in writing by the Borrower in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the initial Interest Period to be applicable to such Borrowing and (iv) to which account the proceeds of such Loans are to be deposited. The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Representative of the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds. No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion (determined in accordance with Section 2.06) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office and the Administrative Agent will make available to the Borrower (prior to 1:00 p.m. (New York time) on such day to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may in its sole discretion (but shall not, for the avoidance of doubt, be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and such amount is advanced to the Borrower by the Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.07. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.15 and shall, if requested by such Lender as provided below, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “Notes”).

(b) The Note issued to each Lender that has a Commitment or outstanding Loans shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender or its registered assigns and be dated the Original Closing Date or, in the case of Notes issued after the Original Closing Date, be dated the date of the issuance thereof, (iii) be in a stated principal amount equal to the Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Loans of such Lender at such time) and be payable in the outstanding principal amount of the Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 2.07, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 5.01 and 5.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and, prior to any transfer of any of its Notes, will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans.

(d) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall (at its expense) promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06 Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their respective Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.07 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date of Borrowing thereof until such principal amount of each Loan is paid in full at a rate per annum which shall, during each Interest Period applicable thereto, be equal to (except as otherwise provided in Section 2.09(c)) the sum of the Applicable Margin applicable plus the Eurodollar Rate for such Interest Period.

(b) If the Borrower fails to pay any amount payable by it under a Credit Document on its due date, interest shall accrue on the overdue amount (in the case of overdue interest to the extent permitted by law) from the due date up to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (c) below, 2% plus the rate which would have been payable if the overdue amount had, during the period of non payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Administrative Agent. Any interest accruing under this Section 2.07(b) shall be immediately payable by the Borrower on demand by the Administrative Agent.

(c) If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to such Loan:

(i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be 2% plus the rate which would have applied if the overdue amount had not become due.

(d) Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(e) Accrued (and theretofore unpaid) interest shall be payable (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(f) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.08 Interest Periods. At the time the Borrower gives any Notice of Borrowing in respect of the making of any Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 a.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by having an Authorized Representative of the Borrower give the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of the Borrower, be a one-, three- or six-month period, with additional periods available with the consent of the Administrative Agent and the Lenders (it being understood, that (i) if the Borrower fails to select an Interest Period, then that Interest Period will be one month and (ii) during the one-month period preceding the Maturity Date, the Borrower, with the consent of the Administrative Agent, may select an Interest Period of less than one month so long as such Interest Period ends no later than the Maturity Date); provided that:

(i) all Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Loan shall commence on the date of Borrowing of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day immediately following the day on which the immediately preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(v) no Interest Period longer than three months may be selected at any time when a Default or an Event of Default is then in existence;

(vi) no Interest Period in respect of any Borrowing of Loans shall be selected which extends beyond the Maturity Date; and

(vii) the selection of Interest Periods shall be subject to the provisions of Section 2.02.

2.09 Increased Costs, Illegality, Market Disruption, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of, without duplication, the introduction of or effectiveness of or any change since the Amendment and Restatement Effective Date in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or otherwise or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) subject to the last sentence of this Section 2.09(a), a change subjecting any Lender to any tax, duty or other charge with respect to any Loan, Notes or Letter of Credit, of its obligation to make such Loan or issue such Letter of Credit, or change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder, (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate, or (C) a change that will have the effect of increasing the amount of capital adequacy required or requested by an applicable governmental regulatory authority to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments hereunder or its obligations hereunder;

(ii) at any time, that the making or continuance of any Loan has been made unlawful by any law or governmental rule, regulation or order; or

(iii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan as a result of any Redomestication of the Borrower;

then, and in any such event, such Lender shall promptly give notice (by telephone confirmed in writing) to the Borrower and, in the case of clause (ii) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders). Thereafter (x) in the case of clause (i) and (iii) above, the Borrower agrees (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased costs or reductions to such Lender or such other corporation and (y) in the case of clause (ii) above, the Borrower shall take one of the actions specified in Section 2.09(b) as promptly as possible and, in any event, within the time period required by law. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(a) shall, absent manifest error be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(a), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for the calculation of such additional amounts. Notwithstanding anything to the contrary herein, no payment shall be due under this Section 2.09(a) for any Excluded Tax or for any amount to the extent it is duplicative of an amount payable in respect of Taxes pursuant to Section 5.04.

(b) At any time that any Loan is affected by the circumstances described in Section 2.09(a)(i), (ii) or (iii), the Borrower may (and in the case of a Loan affected by the circumstances described in Section 2.09(a)(ii) shall) either (x) if the affected Loan is then being made initially, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date or the next Business Day that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.09(a)(i), (ii) or (iii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, in the case of any Loan, repay all outstanding Borrowings (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) which include such affected Loans in full in accordance with the applicable requirements of Section 5.02; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.09(b).

(c) If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of such Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i) the Applicable Margin; and

(ii) the rate determined by the Administrative Agent and notified to the Borrower as being the actual blended cost to all Lenders (based on the rate determined by each Lender and notified to the Administrative Agent as being the actual cost to such Lender) of funding their participations in such Loan for a period equivalent to such Interest Period from whatever source they may reasonably select.

(d) If a Market Disruption Event occurs and the Administrative Agent or the Borrower so requires, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to the immediately preceding sentence shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties. If no agreement is reached pursuant to this clause (d), the rate provided for in clause (c) above shall apply for the entire Interest Period.

(e) If any Reference Bank ceases to be a Lender under this Agreement, (x) it shall cease to be a Reference Bank and (y) the Administrative Agent shall, with the approval (which shall not be unreasonably withheld) of the Borrower, nominate as soon as reasonably practicable another Lender to be a Reference Bank in place of such Reference Bank.

(f) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Amendment and Restatement Effective Date in an applicable law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 2.09).

2.10 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.09(a), Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) of any of its Loans, or assignment of any of its Loans pursuant to Section 2.12, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.

2.11 Change of Lending Office; Limitation on Additional Amounts . Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.09(a)(i), (ii) or (iii), Section 2.09(b), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.09, 3.06 and 5.04.

2.12 Replacement of Lenders. (v) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (w) upon the occurrence of any event giving rise to the operation of Section 2.09(a)(i), (ii) or (iii), Section 2.09(b), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, (x) as provided in Section 14.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, (y) if any Lender becomes an Objecting Lender pursuant to the definition of “Redomestication” or (z) notwithstanding anything to the contrary in clause (x) above, any Lender shall refuse to consent to a Redomestication under the laws of a jurisdiction that requires Required Lender consent pursuant to the definition of “Redomestication,” the Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (x), will exist immediately after giving effect to the respective replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that:

(i) at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Replaced Lender (II) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then accrued and unpaid interest with respect thereto at such time, and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01 and (y) each Issuing Lender an amount equal to such Replaced Lender’s Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender, together with all then accrued and unpaid interest with respect thereto at such time; and

(ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 3.06, 5.04, 12.06 and 14.01), which shall survive as to such Replaced Lender.

SECTION 3. Letters of Credit.

3.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower and/or any of its Subsidiaries may request that an Issuing Lender issue, at any time and from time to time on and after the Original Closing Date and prior to the 30th day prior to the Maturity Date, for the account of the Borrower and/or any of its Subsidiaries, a bank guarantee or an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender to support obligations (other than obligations related to (x) any indebtedness that is subordinated to the Obligations and (y) equity interests) of the Borrower and/or any of its Subsidiaries which are reasonably satisfactory to the Issuing Lender (each such bank guarantee or letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only. For the avoidance of doubt, Letters of Credit outstanding under the Original Credit Agreement on the Amendment and Restatement Effective Date shall be deemed to be Letters of Credit hereunder, and each Issuing Lender of the Letters of Credit outstanding under the Original Credit Agreement on the Amendment and Restatement Effective Date shall be deemed to have granted to each Participant, and each Participant shall be deemed to have acquired from each such Issuing Lender, a participation in each such outstanding Letter of Credit, equal to such Participant’s Percentage in each such Letter of Credit. Such participations shall be on all the same terms and conditions as participations granted under Section 3.04 in all other Letters of Credit issued or to be issued hereunder.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Original Closing Date and prior to the 30th day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower and/or any of its Subsidiaries, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default. Notwithstanding the foregoing, no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it;

(ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b); or

(iii) any Lender is a Defaulting Lender, unless such Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender satisfactory to such Issuing Lender and the Borrower to eliminate such Issuing Lender’s risk with respect to such Defaulting Lender, including by requiring the Borrower to cash collateralize such Defaulting Lender’s Percentage of Letters of Credit Outstanding (any such arrangements, the “Letter of Credit Back-Stop Arrangements”).

3.02 Maximum Letters of Credit Outstanding; Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed, when added to the aggregate principal amount of all Loans then outstanding, an amount equal to the Total Commitment at such time, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed $50,000,000, and (iii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) 10 Business Days prior to the Maturity Date.

3.03 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account or the account of any of its Subsidiaries, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least three Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 7 hereof are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower or its applicable Subsidiary in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $20,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04 Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Percentages of the Lenders pursuant to Section 2.12 or 14.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under a Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the Base Rate plus 2.00% for each day thereafter. The failure of any Participant to make available to an Issuing Lender its Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which the Parent or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent or any Subsidiary of the Parent and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.05 Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate, as in effect from time to time, plus the Applicable Margin as in effect from time to time minus 1.00%; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time plus 1%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b) The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06 Increased Costs. If at any time after the Amendment and Restatement Effective Date, the introduction or effectiveness of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and(subject to the last sentence of this Section 3.06) the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower. Notwithstanding anything to the contrary herein, no payment shall be due under this Section 3.06 for any Excluded Tax, for any amount with respect to a Participant that would be an Excluded Tax if such Participant were a Lender, or for any amount to the extent it is duplicative of an amount payable in respect of Taxes pursuant to Section 5.04.

SECTION 4. Commitment Commission; Fees; Reductions of Commitment.

4.01 Fees . (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with a Commitment, a commitment commission for the period from and including the Amendment and Restatement Effective Date to and including the Maturity Date (or such earlier date on which the Total Commitment has been terminated), computed at a rate per annum equal to the Applicable Commitment Fee Percentage multiplied by the unutilized Commitment of such Non-Defaulting Lender as in effect from time to time (the commitment commissions payable pursuant to this clause (a), the “Commitment Commission”). Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective Percentage), a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect from time to time on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated and upon which no Letters of Credit remain outstanding).

(c) The Borrower agrees to pay directly to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the customary administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Parent and/or the Borrower and the Administrative Agent.

4.02 Voluntary Termination of Total Unutilized Commitments. (a) Upon at least three Business Days’ prior written notice from an Authorized Representative of the Borrower to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Commitment on a pro rata basis in whole, or reduce it in part, pursuant to this Section 4.02(a), in an amount equal to an integral multiple of $1,000,000, provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.

(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower may, subject to its compliance with the requirements of Section 14.12(b) and upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), terminate all of the Commitments of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.10) are repaid concurrently with the effectiveness of such termination pursuant to Section 5.01(b) (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 3.06, 5.04, 12.06 and 14.01), which shall survive as to such repaid Lender.

4.03 Mandatory Reduction of Commitments. (a) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the Maturity Date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, on the date of any Collateral Disposition, the Total Commitment shall be permanently reduced by a percentage thereof, expressed as a fraction, equal to (x) the appraised value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 9.01(c)) of the Collateral Rig or Collateral Rigs which is/are the subject of such Collateral Disposition divided by (y) the Aggregate Collateral Rig Value (as determined by the sum of the appraisals set forth in the most recent appraisal report related to each respective Collateral Rig and delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 9.01(c) before giving effect to such Collateral Disposition).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, upon the occurrence of a violation under Section 10.09, the Total Commitment may be permanently reduced in accordance with the requirements of Section 10.09 in an amount required so that the Parent and its Subsidiaries shall be in compliance with the requirements set forth in Section 10.09, provided that it is understood and agreed that the requirement to repay Loans as a result of a permanent reduction of the Total Commitment under this Section 4.03(e) shall not be deemed to be a waiver of any other right or remedy that any Lender may have as a result of an Event of Default under Section 10.09.

(d) Each mandatory commitment reduction or termination pursuant to Section 4.03(b) and (c) shall be applied to proportionately reduce or terminate, as the case may be, the Commitment of each Lender.

SECTION 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:

(i) an Authorized Representative of the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office at least three Business Days prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, which notice (in each case) shall specify the amount of such prepayment and, the specific Borrowing or Borrowings pursuant to which such Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent), provided that no partial prepayment of Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $1,000,000;

(iii) at the time of any prepayment of Loans pursuant to this Section 5.01(a) on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required to be paid pursuant to Section 2.10; and

(iv) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; provided that, in each case at the Borrower’s election, such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Loan of a Defaulting Lender until all other Loans of Non-Defaulting Lenders have been repaid in full.

(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower may, upon five Business Days’ prior written notice by an Authorized Representative of the Borrower to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans (including all amounts, if any, owing pursuant to Section 2.10), together with accrued and unpaid interest, Fees and all other amounts owing to such Lender in accordance with, and subject to the requirements of, said Section 14.12(b), so long as (A) all Commitments of such Lender are terminated concurrently with such prepayment pursuant to Section 4.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Commitments), (B) such Lender’s Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and (C) the consents, if any, required under Section 14.12(b) in connection with the prepayment pursuant to this clause (b) have been obtained.

5.02 Mandatory Repayments. (a) On any day on which the sum of (I) the aggregate outstanding principal amount of Loans (after giving effect to all other repayments thereof on such date) and (II) the aggregate amount of all Letters of Credit Outstanding under the Facility exceeds the Total Commitment at such time, the Borrower shall repay on such date the principal of Loans in an amount equal to such excess. If, after giving effect to the repayment of all outstanding Loans, the aggregate amount of the Letters of Credit Outstanding under the Facility exceeds the Total Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letters of Credit Outstanding under the Facility at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders and the Lenders in a cash collateral account to be established by the Administrative Agent.

(b) With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the specific Borrowing or Borrowings to which such repayment shall apply, provided that (i) repayments of Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Loans with Interest Periods ending on such date of required repayment have been paid in full and (ii) each repayment of Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date.

5.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments under this Agreement or under any Note which are made later than 12:00 Noon (New York time) on any day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04 Net Payments; Taxes. (a) All payments made by any Credit Party hereunder or under any other Credit Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, (i) any tax determined by reference to the overall net income or profits of a Lender or Participating Entity, and any franchise, capital and similar taxes (imposed in lieu of net income taxes), in each case, imposed pursuant to the laws of the jurisdiction in which such Lender or Participating Entity is organized or the jurisdiction in which the principal office or applicable lending office of such Lender or Participating Entity is located or any subdivision thereof or therein, (ii) any U.S. federal withholding taxes imposed under FATCA, (iii) any U.S. federal withholding taxes imposed on amounts payable to or for the account of a Lender or Participating Entity pursuant to a law in effect on (A) the date on which a Lender or Participating Entity acquires an interest in the Loan or under a Credit Document (other than pursuant to an assignment request by the Borrower under Section 2.12) or (B) the date that a Lender or Participating Entity changes its applicable lending office, except in each case that amounts with respect to such taxes were payable either to such Lender’s or Participating Entity’s assignor immediately before such Lender or Participating Entity became a party hereto or to such Lender or Participating Entity immediately before it changed its lending office and (iv) taxes attributable to a Lender’s or Participating Entity’s failure to comply with paragraph (b) of this Section 5.04 (collectively, “Excluded Taxes”)) and all interest, penalties or similar liabilities with respect hereto (all such taxes, levies, imposts, duties, fees, assessments or other charges, other than Excluded Taxes, being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower shall be obligated to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower (or other evidence of payment reasonably satisfactory to the Lenders). The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request and submission of documentary evidence, for the amount of any Taxes so levied or imposed and paid by such Lender. If a Lender determines, in its sole reasonable discretion, that it has received a refund of any Taxes for which the Borrower has previously made a payment pursuant to this Section 5.04(a), such Lender shall pay to the Borrower an amount equal to such refund (but only to the extent of amounts paid by the Borrower under this Section 5.04(a) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant taxing authority with respect to such refund). The Borrower, upon the request of such Lender, shall repay to such Lender an amount paid over pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant taxing authority) in the event that such Lender is required to repay such refund to such taxing authority. Notwithstanding anything to the contrary in this paragraph, in no event will the Lender be required to pay any amount to the Borrower pursuant to this paragraph the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(b) Any Lender or Participating Entity that is entitled to an exemption from or reduction of Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made exempt from Tax or at a reduced rate of Tax (it being understood that a Participating Entity shall deliver the documentation referred to in this paragraph to its participating Lender rather than the Borrower).

(c) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

5.05 Application of Proceeds. (a) All monies collected by the Collateral Agent upon any sale or other disposition of the Collateral of each Credit Party, together with all other monies received by the Collateral Agent under and in accordance with this Agreement and the other Credit Documents (including, without limitation, as a result of any distribution in respect of the Collateral in any bankruptcy, insolvency or similar proceeding) (except to the extent released in accordance with the applicable provisions of this Agreement or any other Credit Document), shall be applied to the payment of the Secured Obligations as follows:

(i) first, to the payment of all amounts owing to the Collateral Agent of the type described in clauses (iii) and (iv) of the definition of “Secured Obligations”;

(ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Obligations shall be paid to the Lenders as provided in Section 5.05(d) hereof, with each Lender Creditor receiving an amount equal to the outstanding Obligations owing to such Lender Creditor or, if the proceeds are insufficient to pay in full all such Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Other Obligations shall be paid to the Other Creditors as provided in Section 5.05(d) hereof, with each Other Creditor receiving an amount equal to such outstanding Other Obligations owing to such Other Creditor or, if the proceeds are insufficient to pay in full all such Other Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of this Agreement and the Credit Documents in accordance with their terms, to the relevant Credit Party or to whomever may be lawfully entitled to receive such surplus.

(b) For purposes of this Agreement, “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Obligations or Other Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Obligations or Other Obligations, as the case may be.

(c) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 5.05 only) (i) first, to their Obligations and (ii) second, to their Other Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Obligations or Other Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Obligations or Other Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations or Other Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Obligations or Other Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(d) All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent under this Agreement for the account of the Lender Creditors, and (y) if to the Other Creditors, to the trustee, paying agent or other similar representative (each a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

(e) For purposes of applying payments received in accordance with this Section 5.05, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under this Agreement and (ii) the Representative for the Other Creditors or, in the absence of such a Representative, upon the Other Creditors for a determination (which the Administrative Agent, each Representative for any Other Creditors and the Secured Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Obligations and Other Obligations owed to the Lender Creditors or the Other Creditors, as the case may be. Unless it has actual knowledge (including by way of written notice from an Other Creditor) to the contrary, the Collateral Agent, shall be entitled to assume that no Interest Rate Protection Agreements or Other Hedging Agreements are in existence.

(f) It is understood and agreed that the Credit Parties shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral pledged and Liens granted by it under and pursuant to the Security Documents and the aggregate amount of the Secured Obligations of such Credit Party.

SECTION 6. [Reserved.].

SECTION 7. Conditions Precedent to the Amendment and Restatement Effective Date and All Credit Events. The obligation of each Lender to make Loans and the obligation of each Issuing Lender to issue Letters of Credit hereunder are subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01 No Default; Representations and Warranties . On the Amendment and Restatement Effective Date and at the time of each Credit Event and immediately after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in each other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan, the Administrative Agent shall have received the Notice of Borrowing meeting the requirements of Section 2.03(a).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03 Collateral Maintenance Test. On the Amendment and Restatement Effective Date and at the time of each Credit Event and immediately after giving effect thereto, the Aggregate Collateral Rig Value shall be at least 150% of the sum of the aggregate outstanding amount of Loans and Letters of Credit Outstanding at such time.

The acceptance by each of the Parent and the Borrower of the benefits of each Credit Event shall constitute a representation and warranty by each of them to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 7 and applicable to such Credit Event are satisfied as of that time. All of the documents and papers referred to in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and in the number of counterparts or copies reasonably requested by the Administrative Agent and shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in the Letters of Credit as provided herein, each of the Parent and the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction as consummated on the Amendment and Restatement Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Amendment and Restatement Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Amendment and Restatement Effective Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01 Corporate/Limited Liability Company/Limited Partnership Status. Each of the Parent and its Subsidiaries (other than any Inactive Subsidiary) (i) is a duly organized or incorporated and validly existing corporation, limited liability company, limited partnership, company or other business entity, as the case may be, in good standing under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except for failures to be so qualified which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.02 Corporate Power and Authority. Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene in any material respect any applicable provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the properties or assets of any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of any Credit Party.

8.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Amendment and Restatement Effective Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; etc. (a) The consolidated balance sheet of the Parent and its Subsidiaries for the Parent’s fiscal year ended on September 30, 2013, and the consolidated balance sheet of the Parent and its Subsidiaries for the Parent’s fiscal quarter ended on December 31, 2013, and (in each case) the related consolidated statements of income, cash flows and shareholders’ equity of the Parent and its Subsidiaries for such fiscal year or fiscal quarter ended on such dates, as the case may be, copies of which have been furnished to the Administrative Agent and the Lenders prior to the Amendment and Restatement Effective Date, present fairly in all material respects the consolidated financial position of the Parent and its Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of the Parent and its Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been prepared in accordance with GAAP (except, in the case of the aforementioned quarterly financial statements, for normal year-end audit adjustments and the absence of footnotes).

(b) On and as of the Amendment and Restatement Effective Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Parent and its Subsidiaries, taken as a whole, and of the Borrower and its Subsidiaries, taken as a whole, will exceed their respective debts, (ii) each of the Parent and its Subsidiaries, taken as a whole, and the Borrower and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) each of the Parent and its Subsidiaries, taken as a whole, and the Borrower and its Subsidiaries, taken as a whole, will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except as fully disclosed in the financial statements referred to in Section 8.05(a), there were as of the Amendment and Restatement Effective Date no liabilities or obligations with respect to the Parent or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Parent and its Subsidiaries taken as a whole. As of the Amendment and Restatement Effective Date, the Credit Parties know of no reasonable basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements or referred to in Section 8.05(a) which, either individually or in the aggregate, could reasonably be expected to be material to the Parent and its Subsidiaries taken as a whole.

(d) Since September 30, 2013, there has been no change in the property, assets, nature of assets, operations, liabilities or financial condition of the Parent and its Subsidiaries taken as a whole that has had, or would reasonably be expected to have a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Parent or the Borrower, threatened (i) with respect to the Transaction or any Credit Document or (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Parent or the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Parent or the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

8.08 Use of Proceeds; Margin Regulations. (a) All proceeds of all Loans shall be used and all Letters of Credit shall be issued for, and the proceeds of all Drawings under all Letters of Credit shall be utilized in connection with the Parent’s and its Subsidiaries’ general corporate and working capital purposes, including the construction of Rigs to be built for or on behalf of Wholly-Owned Subsidiaries of the Parent or the Borrower.

(b) Neither the Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of any Credit Event (or the proceeds thereof) will be used for any purpose which violates the provisions of Regulations U, T and X of the Board of Governors of the Federal Reserve System (the “Margin Regulations”).

8.09 Tax Returns and Payments. The Parent and each of its Subsidiaries have timely filed with the appropriate taxing authority all material returns, statements, forms and reports for taxes or an extension therefor (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Parent and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Parent and its Subsidiaries as a whole for the periods covered thereby. Each of the Parent and each of its Subsidiaries have paid all taxes and assessments payable by it, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Parent and its Subsidiaries in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Parent or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Parent or any of its Subsidiaries that would have, or would reasonably be expected to have, a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries have entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Parent or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Parent or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Except as set forth on Schedule V, as of the Amendment and Restatement Effective Date, neither the Parent nor any of its Subsidiaries have incurred, or will incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Parent or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

8.10 Compliance with ERISA. (a) Schedule VI sets forth, as of the Amendment and Restatement Effective Date, the name of each Plan. Neither the Parent nor any Subsidiary of the Parent nor any ERISA Affiliate has ever sponsored, maintained, made any contributions to or has any liability in respect of any Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; each Plan has been maintained and operated in compliance in all materials respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions except for any noncompliance which would not reasonably be expected to result in a Material Adverse Effect. No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened except for any noncompliance which would not reasonably be expected to result in a Material Adverse Effect. Except as would not result in a Material Adverse Effect, each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code and subject to ERISA or the Code) which covers or has covered employees or former employees of the Parent, any Subsidiary of the Parent, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code. Under each employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA covering employees of the Parent or any Subsidiary of the Parent, no benefits are due thereunder unless the event giving rise to the benefit entitlement occurs prior to termination of employment (except as required by Title I, Subtitle B, Part 6 of ERISA) except for any benefits due which would not reasonably be expected to result in a Material Adverse Effect. Any of the Parent, any Material Subsidiary of the Parent or any ERISA Affiliate, as appropriate, may terminate each Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of such Person without liability to any Person that would reasonably be expected to result in a Material Adverse Effect. Each of the Parent and each of its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any liability that would reasonably be expected to result in a Material Adverse Effect.

(b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except for any noncompliance which would not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Foreign Pension Plan have been timely made except for any noncompliance which would not reasonably be expected to result in a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except that which would not reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Parent’s most recently ended fiscal year on the basis of then current actuarial assumptions, each of which is reasonable, did not materially exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

8.11 The Security Documents. Each of the Security Documents other than the Collateral Rig Mortgages creates in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable first priority security interest and, upon any necessary filings and compliance with applicable law by the Collateral Agent, a perfected security interest, in and Lien on all right, title and interest of the Credit Parties in the Collateral described therein, subject, in each case, to no other Liens other than Permitted Liens. Subject to the definition of “Collateral and Guaranty Requirements” and Section 8.04, no filings or recordings are required in order to perfect the security interests created under any Security Document, excluding the Collateral Rig Mortgages, except for filings or recordings which shall have been made on or prior to the Amendment and Restatement Effective Date. Each Collateral Rig Mortgage executed and delivered creates in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid, and enforceable first preferred mortgage lien over the Collateral Rig covered thereby and when duly recorded in accordance with the laws of the Collateral Rig’s registry, will constitute a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a foreign vessel.

8.12 Capitalization. All of the Capital Stock, as set forth on Schedule IV as of the Amendment and Restatement Effective Date, of the Borrower and each other Credit Party (other than the Parent) is legally and beneficially owned directly or indirectly by the Parent, and, except as permitted by Section 9.11 or for transfers or changes pursuant to a Redomestication, such structure shall remain so until the Maturity Date. All such outstanding equity interests have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Except for rights in respect of the equity interests of the Parent that are convertible at the option of the holder thereof into common stock of the Parent, neither the Parent nor the Borrower has any outstanding securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls in respect of, the capital stock of the Parent or the Borrower, as the case may be.

8.13 Subsidiaries. On the Amendment and Restatement Effective Date, the Parent has no Material Subsidiaries other than those Material Subsidiaries listed on Schedule VII (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Material Subsidiary on the Amendment and Restatement Effective Date). The Parent has delivered, prior to the Amendment and Restatement Effective Date, an organizational chart that includes, as of the Amendment and Restatement Effective Date, all of the Subsidiaries of the Parent.

8.14 Compliance with Statutes, etc. Each of the Parent and each of its Subsidiaries is in compliance, in all material respects, with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.15 Investment Company Act. Neither the Parent nor any of its Subsidiaries are an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.16 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule XI sets forth the legal name of the Parent, the Borrower and each Subsidiary Guarantor, the type of organization of the Parent, the Borrower and each Subsidiary Guarantor, whether or not the Parent and each Subsidiary Guarantor that is a Domestic Subsidiary is a registered organization, the jurisdiction of organization of the Parent, the Borrower and each Subsidiary Guarantor and the organizational identification number (if any) of the Parent and each Subsidiary Guarantor that is a Domestic Subsidiary.

8.17 Environmental Matters. (a) Each of the Parent and its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws except for such failures which would not reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of the Parent or the Borrower, threatened Environmental Claims against the Parent or any of its Subsidiaries or any Rig, Real Property or other facility owned, leased or operated by the Parent or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Parent or any of its Subsidiaries of any Rig, Real Property or other facility formerly owned, leased or operated by the Parent or any of its Subsidiaries but no longer owned, leased or operated by the Parent or any of its Subsidiaries). All licenses, permits, registrations or approvals required for the business of the Parent and each of its Subsidiaries under any Environmental Law have been secured and the Parent and each of its Subsidiaries is in compliance therewith except such noncompliance as would not reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences in respect of the business or operations of the Parent or any of its Subsidiaries (or, to the knowledge of the Parent or any of its Subsidiaries, any of their respective predecessors) or any Rig, Real Property or other facility at any time owned or operated by the Parent or any of its Subsidiaries (or, to the knowledge of the Parent or any of its Subsidiaries, any of their respective predecessors) that are reasonably likely (i) to form the basis of an Environmental Claim against the Parent, any of its Subsidiaries or any Rig, Real Property or other facility owned by the Parent or any of its Subsidiaries, or (ii) to cause such Rig, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except for such claims or restrictions that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Rig, Real Property or other facility owned, leased or operated by the Parent or any of its Subsidiaries during the time of such ownership, lease or operation by the Parent or any of its Subsidiaries or, to the knowledge of the Parent or any of its Subsidiaries, prior or subsequent to the time of such ownership, lease or operation by the Parent or any of its Subsidiaries, in each case where such occurrence or event, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect. Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any property adjoining or adjacent to any Real Property or other facility, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim except such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

(c) All of the Rigs comply with all applicable international conventions, national, federal, state and other governmental laws and regulations except such noncompliance as would not reasonably be expected to have a Material Adverse Effect. The Parent and its Subsidiaries have made all required payments and contributions to statutory environmental insurance schemes and other environmental insurance schemes applicable to the Parent and its Subsidiaries and customary for the business and operations conducted by them except such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

8.18 Labor Relations. Neither the Parent nor any of its Subsidiaries are engaged in any unfair labor practice that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Parent or any of its Subsidiaries or, to the Parent’s or the Borrower’s knowledge, threatened against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Parent or any of its Subsidiaries or, to the Parent’s or the Borrower’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Parent or any of its Subsidiaries or, to the Parent’s or the Borrower’s knowledge, threatened against the Parent or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Parent or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.19 Patents, Licenses, Franchises and Formulas. Each of the Parent and each of its Subsidiaries owns, or has the right to use, all material patents, trademarks, trade secrets, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.20 Indebtedness. Schedule VIII sets forth a list of all Indebtedness (excluding the Obligations and other items of Indebtedness that are independently justified under Section 10.04 (other than under clause (iii) thereof)) of the Parent and its Subsidiaries as of the Original Closing Date and which is to remain outstanding after giving effect to the Transaction which in the case of each item of Indebtedness, equals or exceeds a principal amount of $5,000,000, provided that, all Indebtedness not scheduled on the basis that it does not equal or exceed $5,000,000 shall not exceed an aggregate principal amount of $20,000,000 (the “Existing Indebtedness”), in each case (other than in the case of loans made by the Parent to its Subsidiaries) showing the aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt.

8.21 Insurance. Schedule IX sets forth a list of all insurance maintained by each Credit Party as of the Amendment and Restatement Effective Date, with the amounts insured (and any deductibles) set forth therein (the “Required Insurance”).

8.22 Collateral Rigs. (a) The name, registered owner and official number, and jurisdiction of registration and flag of each Collateral Rig as of the Amendment and Restatement Effective Date are set forth on Schedule X. Each Collateral Rig is operated in all material respects in compliance with all applicable law, rules and regulations (applicable to each Collateral Rig in accordance with Section 8.22(c) and as required by the United States Coast Guard or other internationally recognized classification society acceptable to the Administrative Agent). Each Collateral Rig is covered by all such insurance as is required in accordance with the requirements of the respective Collateral Rig Mortgage and Section 9.03.

(b) Each Credit Party which owns or operates or which will own or operate one or more Collateral Rigs is qualified to own and operate such Collateral Rig under the laws of its jurisdiction of incorporation and Republic of the Marshall Islands.

(c) Each Collateral Rig is classified in accordance with the rules of the United States Coast Guard or another internationally recognized classification society acceptable to the Administrative Agent and is maintained at minimum at the same standard of classification as in effect on the Amendment and Restatement Effective Date (or, to the extent such Collateral Rig become a Collateral Rig after the Amendment and Restatement Effective Date, at the same standard of classification as set forth in the classification certificate as in effect on the date such Collateral Rig became a Collateral Rig) and as is applicable for rigs of its age and type with such classification society, free of any conditions or recommendations, other than as permitted under the Collateral Rig Mortgage related thereto and except for conditions or recommendations as may from time to time arise as a result of the normal operation of such Collateral Rig, so long as the Parent or its applicable Subsidiary is using commercially reasonable efforts to comply with such condition or recommendation.

8.23 Properties. The Parent and each of its Subsidiaries have good and marketable title to all properties owned by them, including all property reflected in Schedule X and in the balance sheets referred to in Section 8.05(a) (except, in each case, as sold or otherwise disposed of since the date of such balance sheet or since the Amendment and Restatement Effective Date, as applicable, in the ordinary course of business or as permitted by the terms of this Agreement), and the Collateral is free and clear of all Liens, other than Permitted Liens.

8.24 Anti-Terrorism. Each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, in each case, to the extent applicable to the relevant Credit Party, (ii) all United States laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the PATRIOT Act. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(a) Neither the Parent nor any of its Subsidiaries acting or benefiting in any capacity in connection with the Loans or Letters of Credit is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity that is majority-owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which a Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) is a Sanctioned Person or is included on any list of Persons issued by OFAC pursuant to the Executive Order at its official website or any replacement website or other replacement official publication of such list.

(b) Neither the Parent nor, to its knowledge, any of its Subsidiaries acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in subsection (a)(ii) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(c) The Borrower or any other Credit Party will not use the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any Person (x) for the purpose of financing the activities of or of making funds available directly or, to the knowledge of the Borrower, indirectly to any Sanctioned Person or (y) in any manner that would result in a violation of Sanctions applicable to the Parent or its Subsidiaries or, to the knowledge of the Borrower, any other Person party hereto.

8.25 Form of Documentation. Each of the Credit Documents is or, when executed, will be in proper legal form under the laws of the Republic of the Marshall Islands, the Cayman Islands, the Republic of Malta, and any other applicable permitted jurisdiction for the enforcement thereof under such laws, as applicable, subject only to such matters which may affect enforceability arising under the law of the State of New York. To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the jurisdiction of registration and flag of each Collateral Rig, the jurisdiction of organization of each Credit Party, and any other applicable permitted jurisdiction, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in any other applicable permitted jurisdiction, except as have been made, or will be made, in accordance with the definition of “Collateral and Guaranty Requirements”.

8.26 Place of Business. None of the Credit Parties has a place of business in any jurisdiction which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party unless all such filings and registrations have been made or will be made, in accordance with the definition of “Collateral and Guaranty Requirements”.

8.27 No Undisclosed Commissions. There are and will be no commissions, rebates, premiums or other payments by or to or on account of any Credit Party, their shareholders or directors in connection with the financings of the Transaction as a whole other than as disclosed to the Administrative Agent in writing.

8.28 Pari Passu or Priority Status. Neither the Parent nor any other Credit Party has taken any action, or failed to take any action, which would cause the claims of unsecured creditors of the Parent or of any other Credit Party, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Liens), to have priority over the claims of the Administrative Agent, the Collateral Agent and the Lenders against the Parent and such other Credit Party under this Agreement or the other Credit Documents.

8.29 No Immunity. Neither the Parent, nor any other Credit Party is a sovereign entity or has immunity on the grounds of sovereignty or otherwise from setoff or any legal process under the laws of any jurisdiction. The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

8.30 Winding up, etc. Except for transactions permitted by Section 10.02, neither the Parent nor any other Credit Party has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any of them for winding up, or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor have they sought any other relief under any applicable insolvency or bankruptcy law.

SECTION 9. Affirmative Covenants. The Parent and the Borrower hereby covenant and agree that on and after the Amendment and Restatement Effective Date and until the Total Commitment has been terminated and no Letters of Credit or Notes are outstanding and all Loans, together with interest, Fees and all other Obligations (other than indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Information Covenants. The Parent and the Borrower will furnish to the Administrative Agent, with sufficient copies for each of the Lenders:

(a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Parent, (i) the consolidated unaudited balance sheet of the Parent and its Subsidiaries as at the end of such quarterly accounting period and the related unaudited consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(e), all of which shall be certified by an Authorized Representative of the Parent that they fairly present in all material respects in accordance with GAAP the financial condition of the Parent and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Parent, (A) the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by an independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Parent and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default relating to financial or accounting matters, which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature and period of existence thereof (it being understood that such accounting firm shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violations), and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Appraisal Reports. Together with the delivery of the financial statements described in Section 9.01(a) for the first and third fiscal quarters of the Parent, and, upon a Default or Event of Default and during the continuance thereof, within 30 days after the written request of the Administrative Agent, appraisal reports of recent date in form and substance, and from two Approved Appraisers, stating the then current fair market value (and each current fair market value used in such determination) of each of the Collateral Rigs on an individual charter-free basis. All such appraisals shall be arranged by, and made at the expense of, the Borrower.

(d) Management Letters. Promptly after the Parent or any of its Subsidiaries’ receipt thereof, a copy of any material “management letter” received from its certified public accountants and management’s response thereto.

(e) Budgets. No later than 60 days following the first day of each fiscal year of the Parent, a budget for capital expenditures for the Parent and its Subsidiaries on a consolidated basis) (i) for each of the four quarters of such fiscal year prepared in detail and (ii) for the three immediately succeeding fiscal years prepared in summary form, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(f) Officer’s Certificates. (I) At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from an Authorized Representative of the Parent in the form of Exhibit M certifying on behalf of the Parent and the Borrower that, to the best of such Authorized Representative’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Parent and its Subsidiaries were in compliance with the provisions of Sections 10.04(vi), 10.05(x) and 10.07 through and including 10.10, at the end of such fiscal quarter or year, as the case may be and (ii) certify that there have been no changes to Schedule XI since the Amendment and Restatement Effective Date or to Annexes A through E, inclusive, of the U.S. Pledge Agreement or any equivalent annexes or schedules to any other Security Document, in each case since the Original Closing Date or, in each case, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(f), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Parent and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(II) At the time of any Collateral Disposition, a certificate of an Authorized Representative of the Parent, which certificate shall (i) certify on behalf of the Parent and the Borrower that a copy of the most recent appraisal report was delivered to the Lenders pursuant to Section 9.01(c) setting forth the (x) appraised value of the Collateral Rig or Collateral Rigs subject to such Collateral Disposition and (y) the Aggregate Collateral Rig Value after giving effect to such Collateral Disposition and (ii) set forth the calculations required to establish compliance with the provisions of Sections 4.03(b) and 10.09 after giving effect to such Collateral Disposition.

(g) Notice of Default, Litigation or Event of Loss. Promptly, and in any event within three Business Days after the Parent or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent and the Borrower propose to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened (x) against the Parent or any of its Subsidiaries which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (y) with respect to the Transaction or any Credit Document, (iii) any Event of Loss in respect of any Collateral Rig and (iv) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(h) Other Reports and Filings. All financial information, financial statements, proxy materials, proxy statements, and other notices, information and reports, if any, which the Parent or any of its Subsidiaries shall file with or furnish to the Securities and Exchange Commission or any successor thereto (the “SEC”) shall be deemed delivered to the Administrative Agent. The Borrower shall promptly provide hard copies of any such documentation to the Administrative Agent upon written request.

(i) Environmental Matters. Promptly upon, and in any event within five Business Days after, the Parent or any of its Subsidiaries obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Amendment and Restatement Effective Date, except to the extent that such environmental matters would not, either individually or when aggregated with all other such environmental matters, reasonably be expected to have a Material Adverse Effect:

(i) any Environmental Claim pending or threatened in writing against the Parent or any of its Subsidiaries or any Rig, Real Property or other facility owned, leased, operated or occupied by the Parent or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Rig or property owned, leased, operated or occupied by the Parent or any of its Subsidiaries that (a) results in noncompliance by the Parent or such Subsidiary with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against the Parent or any of its Subsidiaries or any such Rig, Real Property or other facility;

(iii) any condition or occurrence on any Rig, Real Property or other facility owned, leased, operated or occupied by the Parent or any of its Subsidiaries that would reasonably be expected to cause such Rig, Real Property or other facility to be subject to any restrictions on the ownership, occupancy, use or transferability by the Parent or such Subsidiary of such Rig, Real Property or other facility under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material at, on or under any Rig, Real Property or other facility owned, leased, operated or occupied by the Parent or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Parent shall deliver to the Administrative Agent all notices received by the Parent or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA which identify the Parent or any of its Subsidiaries as potentially responsible parties for remediation costs or otherwise notify the Parent or any of its Subsidiaries of potential liability under CERCLA or OPA, and which, with respect to the Parent or Subsidiary, individually or when aggregated, are reasonably expected to have a Material Adverse Effect.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Parent’s or such Subsidiary’s response thereto. In addition, the Parent will provide the Administrative Agent with copies of all communications with any government or governmental agency and all communications with any other Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 9.01(i), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent or the Required Lenders.

(j) Other Information. The Borrower shall deliver such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

Any documentation or information that the Parent or any of its Subsidiaries, including the Borrower, is required to deliver to the Administrative Agent under this Section 9.01 (other than any information required to be delivered pursuant to Section 9.01(f)) shall be deemed to have been delivered to the Administrative Agent on the date on which such information or documentation is posted to the then-current website for the SEC.

9.02 Books, Records and Inspections. (a) The Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with GAAP and all requirements of law, shall be made of all dealings and transactions in relation to its business. The Parent will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, under guidance of officers of the Parent or any of its Subsidiaries, any of the properties of the Parent or its Subsidiaries, and to examine the books of account of the Parent or such Subsidiaries and discuss the affairs, finances and accounts of the Parent or such Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Lender may request. For the avoidance of doubt, unless (i) an Event of Default shall have occurred and be continuing or (ii) due to an action or omission of the Parent or its Subsidiaries, the Administrative Agent or any Lender shall have determined that a visitation or inspection is necessary in order to protect the interests of the Lender Creditors and shall have provided written notice to Parent specifying the reasons for such determination, the costs and expenses of the Administrative Agent and the Lenders for such visits and inspections shall be for the account of the Lender or Lenders requesting such visits and inspections. Notwithstanding anything in the foregoing to the contrary, visits and inspections of Rigs shall be limited to Collateral Rigs.

(b) At a date to be mutually agreed upon between the Administrative Agent and the Parent occurring on or prior to the 120th day after the close of each fiscal year of the Parent, the Parent will, at the request of the Administrative Agent, hold a meeting with all of the Lenders at which meeting will be reviewed the financial results of the Parent and its Subsidiaries for the previous fiscal year and the budgets presented for the current fiscal year of the Parent.

9.03 Maintenance of Property; Insurance. (a) The Parent will, and will cause each of its Subsidiaries to, (i) keep all material property necessary to the business of the Parent and its Subsidiaries in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted) with such exceptions as would not reasonably be expected to have a Material Adverse Effect, (ii) maintain with financially sound and reputable insurance companies insurance on the Collateral Rigs and other properties of the Parent and its Subsidiaries in at least such amounts and against all such risks as is consistent and in accordance with normal industry practice for similarly situated insureds and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried on the Collateral Rigs. In addition to the requirements of the immediately preceding sentence, the Parent will at all times cause the Required Insurance to (i) be maintained and (ii) comply with the insurance requirements of each Collateral Rig Mortgage and the other Security Documents.

(b) The Parent will, and will cause the Borrower and each of the Material Subsidiaries to, at all times keep the Collateral Rigs insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Parent and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 10 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be deposited with the Collateral Agent.

(c) If the Parent, the Borrower, or any of the Material Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if the Parent, the Borrower, or any of the Material Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

9.04 Existence; Franchises. The Parent will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence (except to the extent that to do so would result in any Subsidiary of the Parent forgoing any right or power which, under applicable law, it may not forgo) and its material rights, franchises, licenses, permits, copyrights, trademarks and patents (if any) used in its business except where failure to maintain such existence or the loss of such rights, franchises, licenses, permits, copyrights, trademarks or patents would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 9.04 shall prevent (i) sales or other dispositions of assets, consolidations, mergers, dissolutions or liquidations or other transactions by or involving the Parent or any of its Subsidiaries which are permitted in accordance with Section 10.02 or (ii) the withdrawal by the Parent or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05 Compliance with Statutes, etc. The Parent will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), and all applicable rules and regulations of the American Bureau of Shipping or other international classification society (in accordance with Section 8.22(c)), except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent will, and will cause each of its Subsidiaries to, obtain and maintain all applicable certifications of compliance available with respect to the foregoing.

9.06 Compliance with Environmental Laws. (a) The Parent will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws and permits applicable to, or required by, the ownership, lease, or use of any Rig, Real Property or other facility now or hereafter owned, operated, leased, or occupied by the Parent or any of its Subsidiaries, and will pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and will keep or cause to be kept the Collateral Rigs free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Parent nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of, Hazardous Materials at, on or from any Rig, Real Property or other facility now or hereafter owned, operated, leased or occupied by the Parent or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports, Rigs, Real Properties or other facilities except in compliance in all respects with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with their businesses, except if such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, the Borrower will provide, at the Borrower’s sole cost and expense, an environmental assessment of any Rig by an environmental consultant acceptable to the Administrative Agent, which shall assess the Rig’s compliance with Environmental Law, the presence, Release or threatened Release of Hazardous Materials, and the potential costs of addressing any non-compliance or Hazardous Materials; provided that such request may be made only if (i) there has occurred and is continuing a Default or an Event of Default, (ii) circumstances exist that reasonably would be expected to form the basis of a material Environmental Claim against any Credit Party or any Collateral Rig, or (iii) with regard to any Subsidiary of the Parent which is not a Credit Party or with regard to a Rig which is not a Collateral Rig, circumstances exist that reasonably would be expected to have a Material Adverse Effect. If the Parent fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, and the Parent shall grant and hereby grants to the Administrative Agent and the Lenders and their agents access to such Rig and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower’s expense.

9.07 ERISA. As soon as possible and, in any event, within ten (10) days after the Parent, any Subsidiary of the Parent or any ERISA Affiliate knows or has reason to know that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made, except where such occurrence would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Parent will deliver to each of the Lenders a certificate of an Authorized Representative of the Parent setting forth the full details as to such occurrence and the action, if any, that the Parent, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Parent, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with any government agency, or a Plan participant and any notices received by the Parent, such Subsidiary or ERISA Affiliate from any government agency, or a Plan participant with respect thereto Upon request by the Administrative Agent or any Lender, the Parent will deliver to the Administrative Agent or each such Lender, as the case may be, a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. The Parent and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.

9.08 End of Fiscal Years; Fiscal Quarters. The Parent will cause (i) its, and each of its Subsidiaries’, fiscal years to end on September 30 of each year and (ii) its and each of its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

9.09 Performance of Obligations. The Parent will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.10 Payment of Taxes. The Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Parent or any of its Subsidiaries not otherwise permitted under Section 10.01(i) except such noncompliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that neither the Parent nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11 Additional Security; Additional Guarantors; Further Assurances. (a) The Parent will, and will cause each of its Subsidiaries to, at any time and from time to time, at the expense of the Parent or such other Subsidiary, promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted hereby or by the other Credit Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral (except as described in the last sentence of the definition of “Collateral and Guaranty Requirements”). Without limiting the generality of the foregoing, the Parent will execute and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to any Collateral Rig Mortgage, and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the Credit Documents.

(b) The Parent and the Borrower hereby authorize the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of the Parent or any other Credit Party, where permitted by law. The Collateral Agent will promptly send the Parent a copy of any financing or continuation statements which it may file without the signature of the Parent or any other Credit Party and the filing or recordation information with respect thereto.

(c) In the event that a Collateral Rig is transferred to a Wholly-Owned Subsidiary of the Borrower in accordance with Section 10.02(x), the Borrower will cause the appropriate Subsidiary (and any Subsidiary which directly or indirectly owns the Capital Stock of such Subsidiary to the extent not already a Credit Party) to satisfy the Collateral and Guaranty Requirements with respect to each relevant Collateral Rig and take such other actions in connection therewith as would otherwise have been required to be taken pursuant to Section 3 of the Restatement Agreement had such Subsidiary been a Credit Party on the Amendment and Restatement Effective Date (including the delivery of relevant opinions, officer certificates, resolutions and organizational documents).

(d) (I) If at any time any Subsidiary of the Parent becomes a Material Subsidiary, such Material Subsidiary shall be required to execute and deliver counterparts of (or, if requested by the Administrative Agent or the Collateral Agent, a Joinder Agreement in respect of) the U.S. Subsidiaries Guaranty (and/or, in the case of Foreign Subsidiaries of the Parent, upon the request of the Administrative Agent and based on advice of local counsel, such Foreign Subsidiaries Guaranties as would have been entered into by the respective Material Subsidiary if same had been a Subsidiary Guarantor on the Amendment and Restatement Effective Date (determined in accordance with the criteria described in the definition of “Collateral and Guaranty Requirements”)), and in each case shall take all actions in connection therewith as would otherwise have been required to be taken pursuant to Section 3 of the Restatement Agreement if such Subsidiary had been a Credit Party on the Amendment and Restatement Effective Date. The Parent and the Borrower agree that each action required above by this Section 9.11(d)(I) shall be completed contemporaneously with (or within 10 days of (or such longer period as the Administrative Agent may reasonably agree)) such Subsidiary becoming a Material Subsidiary.

(II) If at any time any Subsidiary of the Parent becomes a Pledgor, such Pledgor shall be required to execute and deliver counterparts of (or, if requested by the Administrative Agent or the Collateral Agent, a Joinder Agreement in respect of) the U.S. Pledge Agreement (and/or, in the case of Foreign Subsidiaries of the Parent, upon the request of the Administrative Agent and based on advice of local counsel, such Foreign Pledge Agreements as would have been entered into by the respective Pledgor if same had been a Pledgor on the Amendment and Restatement Effective Date (determined in accordance with the criteria described in the definition of “Collateral and Guaranty Requirements”)), and in each case shall take all actions in connection therewith as would otherwise have been required to be taken pursuant to Section 3 of the Restatement Agreement if such Subsidiary had been a Pledgor on the Amendment and Restatement Effective Date. The Parent and the Borrower agree that each action required above by this Section 9.11(d)(II) shall be completed contemporaneously with (or within 10 days of (or such longer period as the Administrative Agent may reasonably agree)) such Subsidiary becoming a Pledgor.

(e) The Parent will cause each obligor and obligee of any loan, advance or other extension of credit (including, without limitation, pursuant to guarantees thereof or security thereof), in each case, made to a Credit Party by the Parent or any Subsidiary of the Parent prior to the extension or incurrence of such loan, advance or other extension of credit, to execute and deliver to the Administrative Agent the Intercompany Subordination Agreement (or, if requested by the Administrative Agent, a Joinder Agreement in respect of the Intercompany Subordination Agreement) and, in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Administrative Agent may reasonably require.

(f) At the reasonable written request of any counterparty to an Interest Rate Protection Agreement or an Other Hedging Agreement entered into after the Amendment and Restatement Effective Date (to the extent permitted under this Agreement to be entered into and secured) by one or more Lenders or any Affiliate thereof (even if, after the entry into such Interest Rate Protection Agreement or Other Hedging Agreement, the respective Lender subsequently ceases to be a Lender for any reason), with any Credit Party that shall be a party to a Collateral Rig Mortgage and, at the written direction of the Collateral Agent, such Credit Party shall agree with the mortgagee thereunder to an amendment to such Collateral Rig Mortgage that shall result in the obligations under such Interest Rate Protection Agreement or Other Hedging Agreement becoming additional secured obligations under each Collateral Rig Mortgage (and causing such obligations to be secured on such basis as set forth in this Agreement or in the U.S. Pledge Agreement), and cause the same to be promptly and duly recorded, and such amendment shall be in form and substance reasonably satisfactory to the Collateral Agent.

(g) The Parent will, and will cause each of its Subsidiaries to, ensure that the representations and warranties contained in Section 8.22(c) of this Agreement remain true and correct at all times.

9.12 Use of Proceeds. The Borrower and its Subsidiaries will use Letters of Credit and the proceeds of the Loans only as provided in Section 8.08 and in accordance with Section 8.24.

9.13 Ownership. (a) The Borrower and each Subsidiary Guarantor shall be direct or indirect Wholly-Owned Subsidiaries of the Parent.

(b) The Parent shall cause the Borrower and each Subsidiary Guarantor to, at all times, be a direct Wholly-Owned Subsidiary of one or more Credit Parties.

(c) The Borrower will cause each Collateral Rig to be owned at all times by a single Subsidiary Guarantor that shall own no other Collateral Rig.

9.14 Letter of Credit Back-Stop Arrangements. If any Lender becomes a Defaulting Lender at any time that a Letter of Credit is outstanding, the Borrower shall enter into Letter of Credit Back-Stop Arrangements (including, for the avoidance of doubt, the cash collateralization of such Defaulting Lender’s Percentage of Letters of Credit Outstanding) with the relevant Issuing Lender within two (2) Business Days (or such longer period as the relevant Issuing Bank may reasonably agree) of such Lender becoming a Defaulting Lender.

9.15 New York Stock Exchange. The Parent (or such parent company of the Parent) shall be a listed company on the New York Stock Exchange.

SECTION 10. Negative Covenants. The Parent and the Borrower hereby covenant and agree that on and after the Amendment and Restatement Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has been terminated, no Letters of Credit or Notes are outstanding and all Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01 Liens. The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral, whether now owned or hereafter acquired, or sell any such Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Collateral (including sales of accounts receivable with recourse to the Parent or any of its Subsidiaries), or, with respect to any Collateral, assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following with respect to any Collateral (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Parent or any of its Subsidiaries imposed by law, incurred in the ordinary course of business and which do not secure Indebtedness for borrowed money, such as maritime privileges, carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business and which are in existence less than 120 days from the date of creation thereof, including, but not limited to, those arising under construction or repair contracts for the Rigs from time to time, and (x) which do not in the aggregate materially detract from the value of the Parent’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Parent or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Original Closing Date which are listed, and the property subject thereto described, on Schedule XII, and any renewals, replacements and extensions thereof, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding (or in the case of a revolving credit facility, from that aggregate amount committed by the respective lenders thereunder) on the Original Closing Date, less any repayments of principal thereof (and, in the case of a revolving credit facility, less any reduction in the commitments thereunder) made (or effected) on or after the Original Closing Date;

(iv) Liens created pursuant to the Security Documents;

(v) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the ordinary conduct of the business of the Parent or any of its Subsidiaries;

(vi) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(vii) Liens arising out of the existence of judgments or awards in respect of which the Parent or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash (including the stated amount of all letters of credit) and the fair market value of all other property subject to such Liens does not exceed $10,000,000 at any time outstanding;

(viii) statutory and common law landlords’ Liens under leases to which the Parent or any of its Subsidiaries is a party;

(ix) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with, workmen’s compensation claims, unemployment insurance, and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds, maritime Liens and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the fair market value of all other property subject to all Liens permitted by this clause (xi) shall not at any time exceed $5,000,000; and

(x) Liens on proceeds of insurance policies and unearned or refunded premiums securing Indebtedness owed to an insurance company permitted by Section 10.04(x).

In connection with the granting of Liens described in this Section 10.01 by the Parent or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate Lien releases or Lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02 Consolidation, Merger, or Sale of Assets, etc. The Parent will not, and will not permit any of its Subsidiaries to (x) wind up, liquidate or dissolve its affairs, (y) convey, sell, lease, charter or otherwise dispose of all or any part of the Collateral or (z) convey, sell, lease, charter or otherwise dispose of all or substantially all, or any substantial part of, the assets (other than Margin Stock) (i.e. taken as a whole) of the Parent and its Subsidiaries on a consolidated basis, except that:

(i) Investments by the Parent and its Subsidiaries shall be permitted in accordance with Section 10.05;

(ii) any Subsidiary of the Parent may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(vii)); provided that, the lease of any Rig will be subject to the terms set forth in clause (vii) below;

(iii) any Subsidiary of the Parent may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);

(iv) any Credit Party may sell or otherwise transfer all or any part of the Collateral to any other Credit Party, in each case so long as the Collateral and Guaranty Requirements shall be fully satisfied after giving effect thereto;

(v) any Subsidiary of the Parent (other than the Borrower) may merge with and into, or be dissolved or liquidated into, the Borrower, any Subsidiary Guarantor or any other Subsidiary of the Parent, so long as (w) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, dissolution or liquidation, (x) except as provided in preceding clause (w), in the cases of any such merger, dissolution or liquidation involving a Subsidiary Guarantor, a Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation, and (y) in all cases, the Collateral and Guaranty Requirements shall be fully satisfied after giving effect thereto (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(vi) the Parent may (x) merge or consolidate with any other Person so long as the Parent is the surviving entity, no Default or Event of Default then exists or is continuing at such time, the Parent shall continue to be organized in the United States or another jurisdiction acceptable to the Administrative Agent, there is no Change of Control and the Collateral and Guaranty Requirements shall be satisfied after giving effect thereto and (y) merge or consolidate with a Wholly-Owned Subsidiary of the Parent so long as there is no Change of Control;

(vii) any Subsidiary of the Parent may enter into demise, bareboat, time, voyage and other charter or lease arrangements pursuant to which any such Subsidiary charters or leases out a Rig to another Subsidiary of the Parent or to a third Person, in each case so long as (x) such arrangements are entered into in the ordinary course of business and consistent with past practices, (y) such arrangements do not materially impair the value of the Rig or Rigs subject to such arrangements and (z) such arrangements involving any Collateral Rigs do not impair the security interest of the Collateral Agent in such Collateral Rigs (or the ability of the Collateral Agent to foreclose on each Collateral Rig or exercise its remedies in respect thereof, in each case free of such arrangements) and such arrangements are subject in all respects to the Collateral Agent’s Lien on such Collateral Rigs;

(viii) any Subsidiary of the Parent that is not a Credit Party may sell or otherwise transfer all or any part of its business, properties or assets (other than a Rig) to any Wholly-Owned Subsidiary of the Parent;

(ix) so long as no Default or Event of Default then exists or would result therefrom, Inactive Subsidiaries of the Parent may be liquidated or dissolved from time to time, so long as (x) the Parent determines that such liquidation is not adverse to the interests of the Lenders and (y) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents shall remain in full force and effect (to at least the same extent as in effect immediately prior to such dissolution or liquidation);

(x) each of the Parent and any of its Subsidiaries may transfer any Rig from the Parent or any of its Subsidiaries, to the Parent or a Wholly-Owned Subsidiary of the Parent, provided that in the case of Collateral Rigs, the Collateral and Guaranty Requirements shall be fully satisfied after giving effect thereto; and

(xi) any Redomestication shall be permitted.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02, such Collateral (unless sold to the Parent or a Subsidiary of the Parent) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

10.03 Dividends. The Parent will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Parent or any of its Subsidiaries, except that:

(i) any Subsidiary of the Parent (other than the Borrower) which is a Credit Party may pay Dividends to the Parent, to the Borrower or to any other Wholly-Owned Subsidiary of the Parent which is a Credit Party, and any Subsidiary of the Parent which is not a Credit Party also may pay Dividends to the Parent or a Wholly-Owned Subsidiary;

(ii) any non-Wholly-Owned Subsidiary of the Parent may pay cash Dividends to its shareholders generally so long as the Parent or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interest in such Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary); and

(iii) so long as (x) no Default or Event of Default exists or would result therefrom and (y) after giving effect to such Dividend, the Parent will be in pro forma compliance with each of the covenants set forth in Sections 10.07, 10.08 and 10.10, the Parent and the Borrower may pay cash Dividends.

10.04 Indebtedness. The Parent will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred or deemed incurred pursuant to this Agreement and the other Credit Documents;

(ii) Indebtedness under (x) Interest Rate Protection Agreements which are nonspeculative in nature and are entered into with respect to other Indebtedness permitted to remain outstanding or be incurred, as the case may be, pursuant to this Section 10.04 and (y) Indebtedness evidenced by Other Hedging Agreements entered into pursuant to Section 10.05(vi);

(iii) (A) Existing Indebtedness outstanding on the Original Closing Date and listed on Schedule VIII (as reduced by any repayments thereof (and, in the case of a revolving credit facility, any reductions in the commitments thereunder) on or after the Original Closing Date) and (B) Indebtedness issued to refinance or replace any such Existing Indebtedness, provided that (I) the obligor or obligors on the Existing Indebtedness so refinanced or replaced is the obligor or obligors on such refinancing or replacement Indebtedness, (II) the principal amount of the Indebtedness issued to refinance or replace such Existing Indebtedness is not increased beyond the sum of (x) the amount outstanding thereunder on the date of such refinancing or replacement (and, in the case of revolving credit facilities, the maximum amount available for borrowing thereunder is not increased above the amount in place on the Original Closing Date (as such amount may have been reduced as provided in preceding clause (A))) plus (y) reasonable fees and expenses incurred in connection with such refinancing or replacement, (III) such refinancing or replacement Indebtedness has a final maturity date no earlier than six months after the fifth anniversary of the Amendment and Restatement Effective Date, (IV) such Indebtedness is on terms and conditions taken as a whole (including, without limitation, terms relating to interest rate, fees, covenants, defaults, amortization and mandatory prepayments) not materially more onerous to the Parent or any of its Subsidiaries than the terms and conditions of the Existing Indebtedness being refinanced or replaced (but taking into account any changes to the terms thereof as permitted by Section 10.11), (V) such Indebtedness is not secured other than by Liens on the assets of the Parent or any Subsidiary of the Parent which were previously subject to Liens securing the Existing Indebtedness being refinanced or replaced as permitted by Section 10.01(iii), (VI) such refinancing or replacement Indebtedness is not guaranteed by any Credit Party and no Credit Party has any liability or obligation with respect thereto (other than guaranties of refinancing or replacement Indebtedness to the same extent (and by the same Credit Parties) that the Existing Indebtedness being refinanced or replaced was guaranteed, so long as such guaranties are on terms and conditions taken as a whole that are not materially more onerous to the Parent or any of its Subsidiaries than the terms and conditions of the guaranties in respect of the Existing Indebtedness being refinanced or replaced) and (VII) at the time of, and immediately after giving effect to, the incurrence of such refinancing or replacement Indebtedness, no Default or Event of Default shall be in existence;

(iv) intercompany Indebtedness to the extent permitted by Sections 10.05(iii), (vii) and (ix);

(v) (x) Contingent Obligations of any Subsidiary of the Parent (other than the Borrower and the Subsidiary Guarantors) with respect to Indebtedness and lease obligations of any other Subsidiary of the Parent otherwise permitted under this Agreement and (y) Contingent Obligations of the Parent of obligations of its Subsidiaries under operating leases entered into in the ordinary course of business;

(vi) Indebtedness of any Subsidiary of the Parent with respect to performance bonds, bid bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Parent or any of its Subsidiaries, provided that the aggregate outstanding amount of (x) all Indebtedness incurred by the Credit Parties in respect of such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this subsection (vi) and (y) any Letter of Credit issued in accordance with Section 10.04(i) shall not at any time exceed $50,000,000;

(vii) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness of the Parent or of Subsidiaries of the Parent, provided that (a) both before and after giving effect to such additional Indebtedness, the Parent and its Subsidiaries shall be in pro forma compliance with the financial covenants contained in Sections 10.07, 10.08 and 10.10, (b) such additional Indebtedness shall not be secured by any Collateral and (c) such additional Indebtedness, if incurred by a Credit Party, shall be in compliance with Section 10.15;

(viii) Indebtedness of any Subsidiary Guarantor to the extent permitted under Section 10.15;

(ix) Existing Indebtedness not required to be scheduled on Schedule VIII to the extent the principal amount of such Indebtedness does not exceed $5,000,000 or $20,000,000 in the aggregate at any one time outstanding; and

(x) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business.

10.05 Advances, Investments and Loans. The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Parent and any of its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of such Subsidiary of the Parent;

(ii) the Parent and any of its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Parent and its Subsidiaries may hold the Investments held by them on the Original Closing Date and described on Schedule XIII, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv) the Parent and any of its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Parent and any of its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $250,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) (x) the Parent and its Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(ii) and (y) the Subsidiaries of the Parent may enter into and perform their obligations under Other Hedging Agreements entered into in the ordinary course of business so long as each such Other Hedging Agreement is non-speculative in nature;

(vii) (A) each of the Parent, the Borrower and the Subsidiary Guarantors may make intercompany loans and advances between and among one another, (B) the Parent and its Subsidiaries (other than the Borrower and the Subsidiary Guarantors) may make intercompany loans and advances to each of the Parent, the Borrower and/or the Subsidiary Guarantors, (C) Wholly-Owned Subsidiaries of the Parent that are not Credit Parties may make intercompany loans and advances between or among one another and (D) to the extent that the Borrower may pay cash Dividends to the Parent pursuant to Section 10.03, the Borrower may, in lieu of paying such cash Dividends, make an intercompany loan or advance to the Parent in an aggregate amount equal to the amount of cash Dividends the Borrower may pay to Parent pursuant to such Section (such intercompany loans and advances referred to in the preceding clauses (A) through (D), inclusive, of this Section 10.05 are collectively referred to herein as “Intercompany Loans”), in each case so long as each Intercompany Loan made to a Credit Party is subject to the provisions of the Intercompany Subordination Agreement (which Intercompany Subordination Agreement must have been executed by the obligor and obligee of each such Intercompany Loan);

(viii) (a) the Parent, the Borrower and the Subsidiary Guarantors that are Wholly-Owned Subsidiaries may make capital contributions to the Borrower or any Subsidiary Guarantor and (b) the Borrower may make capital contributions to and acquire Capital Stock in any of its other Wholly-Owned Subsidiaries;

(ix) (a) the Parent and any of its Subsidiaries may make Investments in the Borrower or any Subsidiary Guarantor and (b) the Borrower may make Investments in any of its other Wholly-Owned Subsidiaries;

(x) so long as no Default or Event of Default then exists or would result therefrom, the Credit Parties may make cash capital contributions and/or loans to Joint Ventures in an aggregate amount not to exceed $5,000,000 in any fiscal year of the Parent;

(xi) so long as no Default or Event of Default then exists or would result therefrom, the Credit Parties may acquire Investments in an Acquired Entity or Business; provided that, both before and after giving effect to such additional Investments, the Parent and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Sections 10.07 through 10.10, inclusive;

(xii) the Parent and any of its Subsidiaries may make Investments that have maturities under three years; provided that, both before and after giving effect to such additional Investments, the Parent and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Sections 10.07 through 10.10, inclusive;

(xiii) so long as no Default or Event of Default then exists or would result therefrom, the Subsidiaries of the Parent (other than the Borrower and the Subsidiary Guarantors) may make other Investments; provided that, both before and after giving effect to such additional Investments, the Parent and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Sections 10.07 through 10.10, inclusive;

(xiv) Investments pursuant to any Redomestication shall be permitted; and

(xv) so long as no Default or Event of Default then exists or would result therefrom, the Parent and its Subsidiaries (other than the Borrower and the Subsidiary Guarantors that are Subsidiaries of the Borrower) may guarantee Indebtedness permitted by Section 10.04(vii).

10.06 Transactions with Affiliates. The Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Parent or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Parent or such Subsidiary as would reasonably be obtained by the Parent or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in Section 10.03;

(ii) loans may be made and other transactions may be entered into by the Parent and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii) customary fees may be paid to non-officer directors of the Parent and its Subsidiaries;

(iv) the Parent and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including arrangements made with respect to bonuses) with officers, employees and directors of the Parent and its Subsidiaries in the ordinary course of business;

(v) the Parent and its Subsidiaries may make Investments in a Person engaged in a business permitted pursuant to Section 10.15 so long as such Person becomes a Subsidiary of the Parent; and

(vi) the Parent and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business.

10.07 Maximum Leverage Ratio. The Parent will not permit the Leverage Ratio to be greater than 4.00:1.00 on the last day of any fiscal quarter of the Parent.

10.08 Interest Expense Coverage Ratio. The Parent will not permit the Interest Expense Coverage Ratio to be less than 3.00:1.00 on the last day of any fiscal quarter of the Parent.

10.09 Collateral Maintenance. The Parent will not permit the sum of the fair market value of all Collateral Rigs which have not been sold, transferred, lost or otherwise disposed of, on an individual charter-free basis, at any time (such value, the “Aggregate Collateral Rig Value”), as determined by calculating the appraised value set forth in the most recent appraisal report related to each respective Collateral Rig and delivered by the Borrower to the Administrative Agent or obtained by the Administrative Agent in accordance with Section 9.01(c), to equal less than 150% of the aggregate outstanding principal amount of the Loans and Letters of Credit Outstanding at such time; provided that, (x) for the avoidance of doubt, it is understood and agreed that the appraisal reports delivered on January 15, 2014 from Fearnleys Ltd. and on January 20, 2014 from Pareto Offshore AS shall be satisfactory for the purpose of making the calculation in this Section 10.9 from the Amendment and Restatement Effective Date until the next required date of delivery of appraisal reports under this Agreement; (y) so long as any violation of this Section 10.09 is not caused by any voluntary Collateral Disposition, such violation shall not constitute a Default or an Event of Default so long as within 60 days of the occurrence of such violation, the Borrower shall either (i) post additional collateral (at the expense of the Borrower) satisfactory to the Required Lenders, pursuant to the Collateral and Guaranty Requirements and otherwise satisfactory in form and substance to the Collateral Agent, sufficient to cure such violation (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) repay outstanding Loans in an amount sufficient to cure such violation (it being understood that any action taken in respect of this proviso shall only be effective to cure such violation pursuant to this Section 10.09 to the extent that no Default or Event of Default exists hereunder immediately after giving effect thereto) and (z) the value of any Collateral Rig shall not be included in the Aggregate Collateral Rig Value until such time as such Collateral Rig has been delivered to the Borrower or a Wholly-Owned Subsidiary of the Borrower and the Collateral and Guaranty Requirements have been fully satisfied with respect thereto.

10.10 Maximum Debt to Capitalization Ratio. The Parent will not permit the Debt to Capitalization to be greater than 0.50 to 1.00 on the last day of any fiscal quarter of the Parent.

10.11 Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. The Parent will not, and will not permit any of its Material Subsidiaries to (or, in the case of the following clause (i) of this Section 10.11, the Parent will exercise its rights in relation to each Material Subsidiary (whether as shareholder, stockholder, partner, and arising under contract, statute or howsoever) so that each Material Subsidiary shall not):

(i) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Capital Stock, or enter into any new agreement with respect to its Capital Stock, unless such amendment, modification, change or other action contemplated by this clause (i) would not reasonably be expected to be adverse to the interests of the Lenders; provided that (x) amendments, modifications or changes to the relevant organizational documents of any Material Subsidiary shall be permitted to reflect any Liens permitted pursuant to Section 10.01 and (y) notwithstanding the foregoing, amendments, modifications or changes to the relevant organizational documents reasonably satisfactory to the Administrative Agent in connection with any Redomestication shall be permitted; or

(ii) amend, modify or change any provision governing any Existing Indebtedness (including any refinancings or replacements thereof) permitted to remain outstanding pursuant to Section 10.04(iii), unless such amendments, modifications or changes contemplated by this clause (iii) (taken as a whole with respect to any single issue of Existing Indebtedness) are on terms and conditions not materially more onerous to the Parent or any of its Subsidiaries than the terms and conditions applicable thereto on the Original Closing Date.

10.12 Limitation on Certain Restrictions on Subsidiaries. The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay Dividends or make any other distributions on its Capital Stock owned by the Parent or any of its Subsidiaries, or pay any Indebtedness owed to the Parent or any of its Subsidiaries, (b) make loans or advances to the Parent or any of its Subsidiaries or (c) transfer any of its properties or assets to the Parent or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law;

(ii) this Agreement and the other Credit Documents;

(iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Parent or any of its Subsidiaries;

(iv) customary provisions restricting assignment of any agreement entered into by the Parent or any of its Subsidiaries in the ordinary course of business;

(v) restrictions on the transfer of any asset pending the close of the sale of such asset;

(vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii), (v), and (vi);

(vii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Original Closing Date in accordance with the provisions of this Agreement; and

(viii) restrictions contained in any documents governing any Indebtedness incurred after the Original Closing Date in accordance with the provisions of this Agreement which, taken as a whole, are not materially more restrictive than those contained in this Agreement and are customary for the type of such Indebtedness, in each case, as determined by the Borrower in good faith.

10.13 Limitation on Issuance of Capital Stock. (a) The Parent will not, and will not permit any of its Material Subsidiaries to, issue (i) any preferred stock or other preferred equity interests, other than Qualified Preferred Interests of the Parent or (ii) any redeemable common stock or other redeemable common equity interests other than common stock or other redeemable common equity interests that is redeemable at the sole option of the Parent or such Material Subsidiary, as the case may be.

(b) The Parent will not permit any of its Material Subsidiaries to issue any Capital Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Capital Stock, except (i) for transfers and replacements of then outstanding shares of Capital Stock, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Parent or any of its Material Subsidiaries in any class of the Capital Stock of such Subsidiary, (iii) to qualify directors to the extent required by applicable law and (iv) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.

(c) Notwithstanding clause (a) and (b) above, the Parent and its Material Subsidiaries may issue (i) Capital Stock in connecting with any Redomestication, and (ii) Capital Stock to the Parent, the Borrower or any Subsidiary Guarantor, provided that, in the case of each issuance pursuant to subsection (i) or (ii) above, the Administrative Agent shall have received notice of each such issuance from the Parent or the Borrower at least ten days (or such shorter period as the Administrative Agent may reasonably agree) prior to such issuance. For purposes of clarity, the Parent may issue Capital Stock (other than Disqualified Stock) in order to raise capital, effectuate stock splits, stock dividends, and other similar issuances and may issue Capital Stock, options or other equity interests in accordance with its stock incentive plans in effect from time to time.

10.14 Change of Ownership; Registry; Class; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; etc. (a) Neither the Parent, the Borrower nor any Subsidiary Guarantor shall transfer or change the flag, registry, class, or management or control to a party other than the Parent or a Subsidiary of the Parent (other than as set forth in this Agreement), of any Collateral Rig without the written consent of the Administrative Agent, such consent not to be unreasonably withheld.

(b) Neither the Parent, the Borrower nor any Subsidiary Guarantor shall change its legal name, its type of organization, its status as a registered organization (in the case the Parent and each Subsidiary Guarantor that is a Domestic Subsidiary), its jurisdiction of organization, its location (as defined in the UCC), or its organizational identification number (in the case of the Parent and each Subsidiary Guarantor that is a Domestic Subsidiary), except (i) in connection with a Redomestication or (ii) with respect to changes in its legal name, its type of organization, its status as a registered organization (in the case the Parent and each Subsidiary Guarantor that is a Domestic Subsidiary), its location (as defined in the UCC) except to the extent such change in location would result in a change in the jurisdiction or organization of such Credit Party, or its organizational identification number (in the case of the Parent and each

Subsidiary Guarantor that is a Domestic Subsidiary), if such change does not involve the Borrower ceasing to constitute a corporation organized under the laws of the Cayman Islands, it shall have given the Collateral Agent not less than 15 days’ (or such shorter period as the Collateral Agent may reasonably agree) prior written notice of each such change and delivered to the Collateral Agent a supplement to Schedule XI which shall correct all information contained therein (as such schedule has been previously adjusted for any changes thereto previously made in accordance with this Section 10.14(b)) for the Parent or such Subsidiary of the Parent, and in connection with such change or changes (x) such Person shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect (to at least the same extent as in effect immediately prior to such change) and (y) the Administrative Agent is satisfied that the rights of the Lenders under the Credit Documents to which such Person is a party are not impaired in any material respect.

10.15 Business. (a) The Parent will not, and will not permit any of its Subsidiaries to, engage in any business other than any business conducted by the Parent and its Subsidiaries on the Original Closing Date and any other business or activities as may be substantially similar, incidental or related thereto.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Parent will not engage in any business or own any significant assets or have any material liabilities other than (i) the Indebtedness permitted to be incurred by the Parent pursuant to Section 10.04, (ii) its ownership of the equity interests of any of its direct Subsidiaries, (iii) Investments made by the Parent in accordance with Section 10.05 and (iv) those liabilities which it is responsible for under this Agreement and the other Credit Documents to which it is a party, provided that the Parent may engage in those activities that are incidental to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

(c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Parent will not permit any Subsidiary Guarantor (other than AOPL) to (I) engage in any business or own any significant assets or have any material liabilities other than (i) its ownership of the Capital Stock of the Credit Parties and the ownership of Collateral Rigs and chartering of the Collateral Rigs to other Subsidiaries of the Parent, (ii) those liabilities which it is responsible for under this Agreement and the other Credit Documents to which it is a party, (iii) ordinary course liabilities and (iv) liabilities permitted by clause (II) below, provided that the Credit Parties may also engage in those activities that are incidental to (x) the maintenance of its existence in compliance with applicable law or (y) legal, tax and accounting matters in connection with any of the foregoing activities and (II) issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, other than (i) in the ordinary course of its business as owner of its Collateral Rig, including any guarantee of the obligations of any Credit Party in favor of any manager, (ii) in the ordinary course of its business as owner of a Collateral Rig, performance guarantees of performance of drilling contracts and financial guarantees of obligations such as those relating to taxes, customs, duties and importation regulation, (iii) any Indebtedness permitted to be incurred by such Subsidiary Guarantors pursuant to Section 10.04(vii) (so long as, in the case of Indebtedness incurred pursuant to Section 10.04(vii), such Indebtedness complies with the requirements of the preceding clause 10.15(c)(II)(ii) or clause 10.15(c)(II)(i)), or (iv) as contemplated by the Credit Documents.

10.16 ERISA. The Parent will not, and will not permit any of its Subsidiaries, nor any ERISA Affiliate to, (i) engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which would reasonably be expected to have a Material Adverse Effect; or (ii) sponsor, maintain, make contributions to or incur liabilities in respect of any Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

SECTION 11. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03 Covenants. The Parent or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(g), 9.04 (solely with respect to the Parent and the Borrower), 9.08, 9.12, 9.13 or 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement (other than those referred to in Section 11.01, 11.02 or clause (i) of this Section 11.03) contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04 Default Under Other Agreements. (i) The Parent or any of its Subsidiaries shall default in any payment of any Indebtedness (other than (x) Indebtedness extended by one or more Lenders or affiliates (as defined in Regulation U) thereof, if such Indebtedness is secured directly or indirectly by Margin Stock and (y) the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Parent or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than (x) Indebtedness extended by one or more Lenders or affiliates (as defined in Regulation U) thereof, if such Indebtedness is secured directly or indirectly by Margin Stock and (y) the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (iii) any Indebtedness (other than (x) Indebtedness extended by one or more Lenders or affiliates (as defined in Regulation U) thereof, if such Indebtedness is secured directly or indirectly by Margin Stock and (y) the Obligations) of the Parent or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 11.04 if a waiver of any of the defaults described in the preceding clauses (i) through (iii) has been obtained or if the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, is less than $10,000,000.

11.05 Bankruptcy, etc. The Parent or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Parent or any of its Subsidiaries and the petition is not controverted within 10 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Parent or any of its Subsidiaries or the Parent or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Parent or any of its Subsidiaries or there is commenced against the Parent or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Parent or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Parent or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Parent or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any petition is presented (and in the case of a petition presented by a Person other than the Parent or any of its Subsidiaries remains undischarged or unstayed for a period of 60 days); or any order is made by any competent court for winding up, dissolution or the appointment of a liquidator; or any resolution is passed by any of the Parent or any of its Subsidiaries for its winding up or dissolution or the appointment of a liquidator of any of the Parent or any of its Subsidiaries; or any corporate action is taken by the Parent or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06 ERISA. (a) A contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, or the Parent or any of its Subsidiaries has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events referred to in clause (a) the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such Lien, security interest or liability referred to in clause (b), individually and/or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

11.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), except with respect to Collateral sold or otherwise disposed of in a transaction permitted by the Credit Documents, or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document; or

11.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the relevant Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty; or

11.09 Judgments. One or more judgments or decrees shall be entered against the Parent or any of its Subsidiaries involving in the aggregate for the Parent and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, equals or exceeds $10,000,000; or

11.10 Change of Control. A Change of Control shall occur; or

11.11 Revocation of Consents. Any authorization, approval, consent, license, exemption, filing, registration or other requirement necessary to enable any Credit Party to comply with any of its obligations under any of the Credit Documents to which it is a party shall be materially adversely modified, revoked or withheld or shall not remain in full force and effect and within 90 days of the date of Borrower’s receipt of written notice of the same such event is not remedied to the satisfaction of the Required Lenders, and the Required Lenders consider in their sole discretion that such failure is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Administrative Agent, the Collateral Agent and the Lenders or any of them; provided that the Borrower shall not be entitled to the benefit of the aforesaid 90 day period if the modification, revocation or withholding of the authorization, approval or consent shall be due to the gross negligence or willful misconduct of any Credit Party and the Required Lenders shall determine in their sole discretion that the interests of the Administrative Agent, the Collateral Agent or the Lenders might reasonably be expected to be materially adversely affected; or

11.12 Unlawfulness. At any time it shall be unlawful or impossible for:

(i) any Credit Party to perform any of its obligations under any Credit Document to which it is a party; or

(ii) the Administrative Agent, the Collateral Agent or the Lenders, as applicable, to exercise any of their rights under any of the Credit Documents;

provided that no Event of Default shall be deemed to have occurred (x) (except where the unlawfulness or impossibility adversely affects any Credit Party’s payment obligations under this Agreement and/or the other Credit Documents (the determination of which shall be in the Administrative Agent’s sole discretion) in which case the following provisions of this Section 11.12 shall not apply) where the unlawfulness or impossibility prevents any Credit Party from performing its obligations (other than its payment obligations under this Agreement and the other Credit Documents) and is cured within a period of 21 days of the occurrence of the event giving rise to the unlawfulness or impossibility and the relevant Credit Party, within the aforesaid period, performs its obligation(s), and (y) where the Administrative Agent and/or the Lenders, as applicable, could, in its or their sole discretion, mitigate the consequences of unlawfulness or impossibility in the manner described in Section 2.11 (it being understood that the costs of mitigation shall be determined in accordance with Section 2.11); or

11.13 Insurances. The Borrower shall fail to insure any Collateral Rig in the manner specified in this Agreement or fail to renew the Required Insurance at least 10 Business Days prior to the date of expiry thereof or, if requested by the Administrative Agent, fail to produce prompt confirmation of such renewal to the Administrative Agent; or

11.14 Disposals. The Borrower or any Credit Party shall conceal, remove, or permit to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or make or suffer a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or make any transfer of its property to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor; or

11.15 Cessation of Business. Subject to Section 10.02, any Credit Party shall cease to carry on all or a substantial part of its business and no other Credit Party is a successor thereto; or

11.16 Government Intervention. The authority of any Credit Party in the conduct of its business shall be wholly or substantially curtailed by any seizure or intervention by or on behalf of any governmental authority and within 90 days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Administrative Agent reasonably considers that the relevant occurrence is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Administrative Agent, the Collateral Agent and/or the Lenders with respect to their ability to enforce the payment or performance of the Obligations; provided that the Borrower shall not be entitled to the benefit of the aforesaid 90 day period if the seizure or intervention executed by any governmental authority is due to the gross negligence or willful misconduct of any Credit Party and the Administrative Agent is satisfied, in its sole discretion, that the interests of the Administrative Agent, the Collateral Agent and/or the Lenders could reasonably be expected to be materially adversely affected;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that if an Event of Default specified in Section 11.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any accrued and unpaid Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of Event of Default specified in Section 11.05 with respect to the Borrower, to pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 repayment of the Obligations.

SECTION 12. The Administrative Agent.

12.01 Appointment. (a) The Lenders in their capacity as Lenders and Other Creditors hereby irrevocably designate and appoint Nordea Bank Finland plc, London Branch, as Administrative Agent (for purposes of this Section 12 and Section 14.01, the term “Administrative Agent” also shall include Nordea Bank Finland plc, London Branch (and/or any of its affiliates) in its capacity as Collateral Agent and assignee pursuant to the Security Documents (including as mortgagee and security trustee under the Collateral Rig Mortgages) and in its capacity as lead arranger and book runner in connection with this Agreement and the financings contemplated hereby) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

(b) The Lenders in their capacity as lenders and Other Creditors hereby irrevocably designate and appoint Nordea Bank Finland plc, London Branch as security trustee (together with its permitted successors and assigns, the “Security Trustee”) in order to satisfy applicable requirements of Maltese law for the purpose of holding a security interest in the Collateral Rigs pursuant to the Collateral Rig Mortgages and in the Collateral pursuant to the other Security Documents, as applicable, on behalf of the applicable Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Collateral Rig Mortgages and the other Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the Collateral Rig Mortgages and the other Security Documents), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the Collateral Rig Mortgages and the other Security Documents, whether from the Borrower or any Subsidiary Guarantor or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof); provided that, for the avoidance of doubt, the scope of such designation and appointment shall not be greater than the scope of the designation and appointment of Nordea Bank Finland plc, London Branch as Collateral Agent under any Credit Document except to the extent required by Maltese law. Nordea Bank Finland plc, London Branch hereby accepts such appointment as Security Trustee.

12.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non–appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent in such capacity is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c) The Administrative Agent, in such capacity, shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any law for the general relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any law for the general relief of debtors; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Parent and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Parent and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Parent or the Borrower, the Lenders will, severally and not jointly, reimburse and indemnify the Administrative Agent (and any affiliate thereof), in proportion to their respective “percentage” as used in determining the Required Lenders determined as if there were no Defaulting Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document, or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the Administrative Agent duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower. Any such resignation by an Administrative Agent hereunder may also constitute a resignation by an Issuing Lender that is an affiliate of the Administrative, at the option of such Issuing Lender, in which case the resigning Issuing Lender (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) If the Administrative Agent, in its capacity as a Lender, becomes a Defaulting Lender hereunder, the Administrative Agent, upon the written request of (x) the Borrower and (y) the Required Lenders, shall resign in its role as Administrative Agent pursuant to clause (a), above.

12.10 Co-Collateral Agent; Separate Collateral Agent. At any time or from time to time, in order to comply with any applicable requirement of law, the Administrative Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or agents on behalf of the Administrative Agent and the other Secured Creditors with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent substantially the same as those contained herein). Notwithstanding anything to the contrary contained herein, every such agent, sub-collateral agent and every co-agent shall, to the extent permitted by law, be appointed and act and be such, subject to the condition that no power given hereby, or which is provided herein or in any other Credit Document to any such co- agent, sub-collateral agent or agent shall be exercised hereunder or thereunder by such co-agent or agent except jointly with, or with the consent in writing of, the Administrative Agent.

SECTION 13. Parent Guaranty.

13.01 Guaranty. In order to induce the Administrative Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements and Other Hedging Agreements, and in recognition of the direct benefits to be received by Parent from the proceeds of the Loans and the issuance of the Letters of Credit, the Parent hereby agrees with the Guaranteed Creditors as follows: the Parent hereby and unconditionally and irrevocably guarantees to the Guaranteed Creditors the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors. This is a guaranty of payment and not of collection. If any or all of the Guaranteed Obligations becomes due and payable hereunder, the Parent, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event the Parent agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Parent, notwithstanding any revocation of this Parent Guaranty or other instrument evidencing any liability of the Borrower, and the Parent shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

13.02 Bankruptcy. Additionally, the Parent unconditionally and irrevocably guarantees to the Guaranteed Creditors the payment of any and all of the Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 11.05, and unconditionally, irrevocably, jointly and severally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.

13.03 Nature of Liability. The liability of the Parent hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by the Parent, any other guarantor or by any other party, and the liability of the Parent hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower or any other Subsidiary of the Parent pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Parent waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 13.05.

13.04 Independent Obligation. The obligations of the Parent hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against the Parent whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. The Parent waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Parent.

13.05 Authorization. The Parent authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Parent Guaranty made shall apply to such Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset against any thereof;

(c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement or any other Credit Document or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Parent from its liabilities under this Parent Guaranty.

13.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Parent or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.07 Subordination. Any indebtedness of the Borrower now or hereafter owing to the Parent is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to the Parent shall be collected, enforced and received by the Parent for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations, but without affecting or impairing in any manner the liability of the Parent under the other provisions of this Parent Guaranty. Prior to the transfer by the Parent of any note or negotiable instrument evidencing any such indebtedness of the Borrower to the Parent, the Parent shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Parent hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Parent Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

13.08 Waiver. (a) The Parent waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Parent waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full in cash of the Guaranteed Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower, or any other party, or any security, without affecting or impairing in any way the liability of the Parent hereunder except to the extent the Guaranteed Obligations have been paid in cash. The Parent waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent against the Borrower, or any other party or any security.

(b) The Parent waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Parent Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Parent assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Parent assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise the Parent of information known to them regarding such circumstances or risks.

13.09 Payment. All payments made by the Parent pursuant to this Section 13 shall be made in Dollars. All payments made by the Parent pursuant to this Section 13 will be made without setoff, counterclaim or other defense.

13.10 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under the guarantee contained herein in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 13.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.10, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 13.10 shall remain in full force and effect until the discharge of the Guaranteed Obligations in full. Each Qualified ECP Guarantor intends that this Section 13.10 constitute, and this Section 13.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 14. Miscellaneous.

14.01 Payment of Expenses, etc. The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s local maritime counsel and the Administrative Agent’s consultants, including, without limitation, BankAssure Insurance Services Inc. or such other firm of independent marine insurance brokers that produces an insurance report pursuant to in clause (viii) of the definition of “Collateral and Guaranty Requirements”) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto and any contemplated Redomestication, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party or any third party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Rig or Real Property at any time owned, leased, operated or occupied by the Parent, the Borrower, or any of the Parent’s other Subsidiaries, the generation, storage, transportation, handling, disposal or Release of Hazardous Materials by the Parent, the Borrower or any of the Parent’s other Subsidiaries at any location, whether or not owned, leased or operated by the Parent, the Borrower or any of the Parent’s other Subsidiaries, the noncompliance of any Rig or Real Property and Environmental Law (including applicable permits thereunder) applicable to any Rig or Real Property, or any Environmental Claim asserted against the Parent, the Borrower or any of the Parent’s other Subsidiaries, or any Rig or Real Property at any time owned, leased, operated or occupied by the Parent, the Borrower or any of the Parent’s other Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

14.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Parent or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

14.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified in Schedule XV; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

14.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto; provided, however, that neither the Parent nor the Borrower (except pursuant to any Redomestication) may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, and provided, further that, although any Lender may transfer, assign or grant participations in its rights hereunder without the consent of the Borrower or the Administrative Agent, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.12 and 14.04(b)) and the transferee, assignee or participant (each a “Participating Entity”), as the case may be, shall not constitute a “Lender” hereunder and provided, further, that no Lender shall transfer or grant any participation under which the Participating Entity shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Maturity Date) in which such Participating Entity is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder) or increase the amount of the Participating Entity’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any Participating Entity if the Participating Entity’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Parent or the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such Participating Entity is participating. In the case of any such participation, the Participating Entity shall not have any rights under this Agreement or any of the other Credit Documents (the Participating Entity’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participating Entity relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation. The Borrower agrees that each Participating Entity shall be entitled to the benefits of Sections 2.09 and 5.04 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participating Entity (A) agrees to be subject to the provisions of Sections 2.11 and 2.12 as if it were a Lender that had acquired its interest by assignment and (B) shall not be entitled to receive any greater payment under Sections 2.09 or 5.04 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law of the type described in Section 2.09(a)(i) that occurs after the Participating Entity acquired the applicable participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations hereunder to (i) (A) its parent company and/or any affiliate of such other Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor, or (iii) to one or more Lenders, provided that no assignment under Section 14.04(b) may be made to any Person that is, or would at such time constitute, a Defaulting Lender, or (y) with the consent of the Borrower (which consent (i) shall not be unreasonably withheld or delayed and shall not be required if any Default under Section 11.01 or 11.05 or any Event of Default is then in existence and (ii) shall be deemed to have been given to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof), assign all, or if less than all, a portion equal to an amount which shall not be less than $20,000,000 (or such lesser amount as may be mutually agreed by the Borrower and the Administrative Agent) in the aggregate and in integral multiples of $1,000,000 thereafter for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, in the case of an assignment of Commitments, each Issuing Lender, shall be required in connection with any such assignment pursuant to clause (y) above (which consent shall not, in any case, be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 14.15. To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.12 or this Section 14.04(b) would, at the time of such assignment, result in increased costs under Sections 2.09, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or any central bank having jurisdiction over such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or central bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

14.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

14.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s Lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that (x) if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest and (y) any payment received in consideration for an assignment of participation permitted pursuant to Section 14.04 to a Person other than the Parent or an Affiliate thereof shall not be subject to this Section 14.06(b).

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 14.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

14.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders to the extent, in each case, permitted by the terms of this Agreement); provided that except as otherwise specifically provided herein, all computations of the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 10.07 and 10.08, shall utilize generally accepted accounting principles and policies in conformity with, and consistent with, those used to prepare the historical audited consolidated financial statements of the Parent and its Subsidiaries referred to in Section 8.05(a). Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, for purposes of calculations and covenants made pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2013 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2013, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or other Fees are payable.

14.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE COLLATERAL RIG MORTGAGES AND OTHER SECURITY AGREEMENTS AS DETERMINED BY THE ADMINISTRATIVE AGENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE

STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARENT AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARENT AND THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE PARENT AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF THE PROPERTY OF THE PARENT AND THE BORROWER, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, AND THE PARENT HEREBY ACCEPTS THE DESIGNATION, APPOINTMENT AND EMPOWERMENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR ITSELF AND EACH OTHER SUBSIDIARY OF THE PARENT, ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING INVOLVING ANY OF ITS PROPERTY OR THE PROPERTY OF ITS SUBSIDIARIES. EACH OF THE PARENT AND THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER EACH OF THE PARENT AND THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE PARENT OR THE BORROWER. EACH OF THE PARENT AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO EACH OF THE PARENT AND THE BORROWER AT EACH ADDRESS SET FORTH OPPOSITE EACH SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE PARENT AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE PARENT OR THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARENT AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission or by electronic mail in .pdf form shall be as effective as delivery of a manually executed counterpart hereof. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

14.10 Effectiveness. This Agreement shall become effective on the date (the “Amendment and Restatement Effective Date”) on which the conditions set forth in Section 3 of the Restatement Agreement are satisfied or waived by the Administrative Agent.

14.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders, provided that:

(X) additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders;

(Y) no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender other than in the case of clause (i) and (v) below) (with Obligations being directly and negatively affected in the case of the following clauses (i) and (v), to the extent (in the case of the following clause (v)) that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or a payment under Section 3.04(c) in respect of a participation in excess of its Percentage or would receive a payment or prepayment of Loans, a payment of obligations under Section 3.04(d) or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (v)):

(i) extend the final scheduled maturity of any Loan or Note held by such Lender or extend the stated expiration date of any Letter of Credit issued by such Lender beyond the Maturity Date, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount, or extend the time of payment, of any Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or extend the timing of repayment of any such Loan, or reduce the principal amount of any such Loan thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or the amount of Fees for the purposes of this clause (i)), or increase the Commitment of any Lender,

(ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents,

(iii) amend, modify or waive any provision of this Section 14.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Amendment and Restatement Effective Date) or any other Section which expressly requires the consent of all Lenders or all Lenders directly and negatively affected thereby,

(iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of the Commitments are included on the Amendment and Restatement Effective Date),

(v) amend, modify or waive (I) Section 2.06, (II) the provisions of Section 3.04(c) to the extent relating to the obligation of a Participant to make a payment in an amount equal to its Percentage or (III) any other provision in this Agreement to the extent providing for payments or prepayments of Loans, payments of obligations under Section 3.04(d) or reductions in Commitments, in each case, to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans, payments of obligations under Section 3.04 or reductions in Commitments (it being understood that the provision of additional extensions of credit pursuant to this Agreement, or the waiver of any mandatory commitment reduction or any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (v)),

(vi) consent to the assignment or transfer by the Parent or the Borrower (except pursuant to any Redomestication) of any of their respective rights and obligations under this Agreement or

(vii) substitute or replace any Subsidiary Guarantor from a Subsidiaries Guaranty to the extent same constitutes a Material Subsidiary; and

(Z) no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent and (4) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of Section 14.12(a), (x) the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained or (y) in the event that any Lender shall refuse to consent to a Redomestication under the laws of a jurisdiction that requires Required Lender consent pursuant to the definition of “Redomestication”, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge, termination or Redomestication, as applicable, or (B) terminate such non-consenting Lender’s Commitments and/or repay outstanding Loans of such Lender in accordance with Sections 4.02(b) and/or 5.01(b), provided that, in the case of clause (x) unless the Commitments that are terminated, and the Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to Section 14.12(a)(Z)(1).

14.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 3.06, 5.04, 12.06 and 14.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

14.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

14.15 Register; Participant Register. (a) The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 14.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.15.

(b) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participating Entity and the principal amounts (and stated interest) of each Participating Entity’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participating Entity or any information relating to a Participating Entity’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

14.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 14.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Parent (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender) any information with respect to the Parent or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 14.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, Federal or foreign regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate with respect to any summons or subpoena or in connection with any litigation, provided that such Lender will use reasonable efforts to notify the Borrower prior to such disclosure to the extent practicable and permitted by law, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge, securitization or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 14.16, and (vii) to any prospective or actual transferee or Participating Entity in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 14.16.

(b) Each of the Parent and the Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Parent or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Parent and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender.

(c) No Lender provides accounting, tax or legal advice. Notwithstanding Section 14.16(a) of this Agreement, the Borrower, the Parent and each Lender hereby agree and acknowledge that the Borrower, the Parent and each Lender (and each employee, representative, or other agent of the Borrower, the Parent and each Lender) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction (within the meaning of Section 6011 and Section 6111 of the Code) and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Parent and each Lender (and each employee, representative, or other agent of the Borrower, the Parent and each Lender) relating to such tax treatment and tax structure. This authorization is effective without limitation of any kind from the commencement of our discussions between the parties hereto.

14.17 Insurance Proceeds. Notwithstanding anything to the contrary contained in this Agreement (but without limiting any rights of the Collateral Agent, Administrative Agent or the other Secured Creditors under any Security Document), the Parent and its Subsidiaries shall be required to pay to the Administrative Agent for the benefit of the Secured Creditors insurance proceeds payable to any such Person by reason of a single event or group of events related to a Collateral Rig (except for any loss under any insurance on the Collateral Rigs with respect to protection and indemnity risks which may be paid directly to the owner of the Collateral Rig to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or to the person to whom any liability covered by such insurance has been incurred) to the extent such insurance proceeds received in respect of such event or events exceeds $25,000,000 (which insurance proceeds shall be retained by the Administrative Agent for the benefit of the Secured Creditors as cash collateral for the Obligations or, at the direction of the Required Lenders, shall be applied to repay outstanding Loans) (it being understood that such repayment of outstanding Loans shall be applied on a pro rata basis among outstanding Loans); provided that, notwithstanding the foregoing, if no Default or Event of Default then exists and the Parent and its Subsidiaries are in compliance with Section 10.09, in each case, after giving effect to any such event or events and receipt of such insurance proceeds, the Parent or such Subsidiary shall be permitted to retain such insurance proceeds; provided, further, that in the event that the Administrative Agent retains any such insurance proceeds as cash collateral for the Obligations and any such Default or Event of Default is cured or waived and any violation of Section 10.09 is waived, such insurance proceeds shall be permitted to be returned to the Parent or such Subsidiary.

14.18 USA PATRIOT Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (as amended or modified from time to time, the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other “know your customer” information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act and anti-money laundering rules and regulations, and each Credit Party agrees to provide such information from time to time to any Lender.

* * *

Execution Version

(1)

(continued)

(2)

(continued)

Page

SECTION 9. Affirmative Covenants	lxiv

9.01 Information Covenants	lxiv
9.02 Books, Records and Inspections	lxvii
9.03 Maintenance of Property; Insurance	lxviii
9.04 Existence; Franchises	lxviii
9.05 Compliance with Statutes, etc	lxix
9.06 Compliance with Environmental Laws	lxix
9.07 ERISA	lxx
9.08 End of Fiscal Years; Fiscal Quarters	lxx
9.09 Performance of Obligations	lxx
9.10 Payment of Taxes	lxx
9.11 Additional Security; Additional Guarantors; Further Assurances	lxxi
9.12 Use of Proceeds	lxxii
9.13 Ownership	lxxiii
9.14 Letter of Credit Back-Stop Arrangements	lxxiii
9.15 New York Stock Exchange	lxxiii

SECTION 10. Negative Covenants	lxxiii

10.01 Liens	lxxiii
10.02 Consolidation, Merger, or Sale of Assets, etc	lxxv
10.03 Dividends	lxxvii
10.04 Indebtedness	lxxvii
10.05 Advances, Investments and Loans	lxxix
10.06 Transactions with Affiliates	lxxxi
10.07 Maximum Leverage Ratio	lxxxi
10.08 Interest Expense Coverage Ratio	lxxxii
10.09 Collateral Maintenance	lxxxii
10.10 Maximum Debt to Capitalization Ratio	lxxxii
10.11 Certificate of Incorporation, By-Laws and Certain Other Agreements, etc	lxxxii
10.12 Limitation on Certain Restrictions on Subsidiaries	lxxxiii
10.13 Limitation on Issuance of Capital Stock	lxxxiv
10.14 Change of Ownership; Registry; Class; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; etc	lxxxiv
10.15 Business	lxxxv
10.16 ERISA	lxxxvi

SECTION 11. Events of Default	lxxxvi

11.01 Payments	lxxxvi
11.02 Representations, etc	lxxxvi
11.03 Covenants	lxxxvi
11.04 Default Under Other Agreements	lxxxvi
11.05 Bankruptcy, etc	lxxxvii
11.06 ERISA	lxxxvii

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(continued)

Page
11.07 Security Documents	lxxxviii
11.08 Guaranties	lxxxviii
11.09 Judgments	lxxxviii
11.10 Change of Control	lxxxviii
11.11 Revocation of Consents	lxxxviii
11.12 Unlawfulness	lxxxviii
11.13 Insurances	lxxxix
11.14 Disposals	lxxxix
11.15 Cessation of Business	lxxxix
11.16 Government Intervention	lxxxix

SECTION 12. The Administrative Agent	xc

12.01 Appointment	xc
12.02 Nature of Duties	xci
12.03 Lack of Reliance on the Administrative Agent	xcii
12.04 Certain Rights of the Administrative Agent	xcii
12.05 Reliance	xciii
12.06 Indemnification	xciii
12.07 The Administrative Agent in its Individual Capacity	xciii
12.08 Holders	xciv
12.09 Resignation by the Administrative Agent	xciv
12.10 Co-Collateral Agent; Separate Collateral Agent	xcv

SECTION 13. Parent Guaranty	xcv

13.01 Guaranty	xcv
13.02 Bankruptcy	xcv
13.03 Nature of Liability	xcvi
13.04 Independent Obligation	xcvi
13.05 Authorization	xcvi
13.06 Reliance	xcvii
13.07 Subordination	xcvii
13.08 Waiver	xcviii
13.09 Payment	xcviii

SECTION 14. Miscellaneous	xcix

14.01 Payment of Expenses, etc	xcix
14.02 Right of Setoff	c
14.03 Notices	c
14.04 Benefit of Agreement; Assignments; Participations	ci
14.05 No Waiver; Remedies Cumulative	ciii
14.06 Payments Pro Rata	ciii
14.07 Calculations; Computations	civ

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(continued)

Page
14.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	civ
14.09 Counterparts	cvi
14.10 Effectiveness	cvi
14.11 Headings Descriptive	cvi
14.12 Amendment or Waiver; etc	cvi
14.13 Survival	cviii
14.14 Domicile of Loans	cviii
14.15 Register; Participant Register	cix
14.16 Confidentiality	cx
14.17 Insurance Proceeds	cx
14.18 USA PATRIOT Act Notice	cxi

SCHEDULE I	-	Commitments
SCHEDULE II	-	Lender Addresses
SCHEDULE III	-	Subsidiary Guarantors
SCHEDULE IV	-	U.S. Pledge Agreements, Foreign Pledge Agreements and Pledgors
SCHEDULE V	-	Tax Matters
SCHEDULE VI	-	ERISA
SCHEDULE VII		Material Subsidiaries
SCHEDULE VIII	-	Existing Indebtedness
SCHEDULE IX	-	Required Insurance
SCHEDULE X	-	Collateral Rigs
SCHEDULE XI	-	Legal Name; Type of Organization and Whether a Registered Organization; Jurisdiction of Organization; Etc.
SCHEDULE XII	-	Existing Liens
SCHEDULE XIII	-	Existing Investments
SCHEDULE XIV	-	Drilling Contracts
SCHEDULE XV	-	Credit Party Notice Addresses

EXHIBIT A		Form of Notice of Borrowing
EXHIBIT B		Form of Note
EXHIBIT C		Form of Letter of Credit Request
EXHIBIT D		[Reserved]
EXHIBIT E		Form of Officers’ Certificate
EXHIBIT F		Form of U.S. Subsidiaries Guaranty
EXHIBIT G		Form of U.S. Pledge Agreement
EXHIBIT H		Form of Assignment of Insurances
EXHIBIT I		Form of Assignment of Earnings
EXHIBIT J		Form of U.S. Security Agreement
EXHIBIT K		Form of Collateral Rig Mortgage
EXHIBIT L		Form of Solvency Certificate
EXHIBIT M		Form of Compliance Certificate
EXHIBIT N		Form of Assignment and Assumption Agreement
EXHIBIT O		Form of Joinder Agreement
EXHIBIT P		Form of Intercompany Subordination Agreement

(5)

ANNEX B

Commitments

Lender	Converted Commitments	New Commitments	Total Commitments
Nordea Bank Finland plc, London Branch	$0	$200 000 000.00	$200,000,000.00
DNB Capital LLC	$135,000,000.00	$30,000,000.00	$165,000,000.00
Wells Fargo Bank, N.A.	$100,000,000.00	$45,000,000.00	$145 000,000.00
Skandinaviska Enskilda Banken AB (publ)	$85,000,000.00	$30,000,000.00	$115,000,000.00
Crédit Agricole Corporate and Investment Bank	$62,500,000.00	$47,500,000.00	$110,000,000.00
BNP Paribas S.A.	$80,000,000.00	$25,000,000.00	$105,000,000.00
Barclays Bank PLC	$45,000,000.00	$55,000,000.00	$100,000,000.00
HSBC Bank USA, N.A.	$55,000,000.00	$45,000,000.00	$100,000,000.00
ING Capital LLC	$65,000,000.00	$35,000,000.00	$100,000,000.00
NIBC Bank N.V.	$55,000,000.00	$25,000,000.00	$80,000,000.00
UniCredit Bank AG	$62,500,000.00	$7,500,000.00	$70,000,000.00
Natixis	$27,500,000.00	$32,500,000.00	$60,000,000.00
Regions Bank	$47,500,000.00	$2,500,000.00	$50,000,000.00
Crédit Industriel et Commercial	$25,000,000.00	$20,000,000.00	$45,000,000.00
Credit Suisse AG, Cayman Islands Branch	$40,000,000.00	$0	$40,000,000.00
Whitney Bank	$40,000,000.00	$0	$40,000,000.00
ITF International Transport Finance Suisse AG	$25,000,000.00	$0	$25,000,000.00
TOTAL	$950,000,000.00	$600,000,000.00	$1,550,000,000.00

ANNEX C

1)	The Administrative Agent shall have received counterparts to this Restatement Agreement, duly executed and delivered by Parent, the Borrower, the Administrative Agent, the Issuing Lender and the lenders party hereto.

2)	The Administrative Agent shall have received the Reaffirmation Agreement, dated the date hereof, executed and delivered by Parent, the Borrower, each Subsidiary Guarantor and the Administrative Agent.

3)	Since September 30, 2013, no event or condition shall have occurred that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect (v) on the rights or remedies of the 2014 Lenders, (w) on the ability of the Parent and its Subsidiaries taken as a whole, to perform their obligations to the 2014 Lenders, (x) with respect to the Transaction or (y) on the property, assets, nature of assets, operations, liabilities or financial condition of the Parent and its Subsidiaries taken as a whole.

4)	The Administrative Agent shall have received legal opinions required by the definition of “Collateral and Guaranty Requirements”, in each case, dated as of the Amendment and Restatement Effective Date.

5)	the Administrative Agent shall have received (a) a certificate, dated the Amendment and Restatement Effective Date and reasonably acceptable to the Administrative Agent, signed by the chief executive officer, the president, any vice president, director, or any other Authorized Representative of each Credit Party, and attested to by the secretary, any assistant secretary or any other Authorized Representative of such Credit Party (other than the Authorized Representative of such Credit Party signing the certificate of such Credit Party), as the case may be, substantially in the form of Exhibit E to the Amended and Restated Credit Agreement, with appropriate insertions, together with copies of the certificate of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party (provided that, with respect to such certificate of incorporation and by-laws (or equivalent organizational documents), as applicable, the respective certificate may instead state that there have been no changes to the relevant documents since the date that such a certificate attaching the relevant documents was most recently delivered to the Administrative Agent pursuant to the Original Credit Agreement or that any changes from such documents are attached) and the resolutions of such Credit Party (or, where applicable, the general partner or other equivalent managing body of such Credit Party) referred to in such certificate; and (b) all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper partnership, corporate or governmental authorities.

6)	The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Parent, in the form of Exhibit L to the Amended and Restated Credit Agreement.

7)	The Administrative Agent shall have received a certificate from the chief financial officer of the Parent certifying compliance with the financial covenants (the Leverage Ratio, the Interest Expense Coverage Ratio and the Debt to Capitalization Ratio) set forth in the Amended and Restated Credit Agreement.

8)	The Collateral and Guaranty Requirements with respect to each Collateral Rig shall have been satisfied, and each Credit Document shall be in full force and effect, or the Administrative Agent shall have waived such requirements and/or conditioned such waiver on the satisfaction of such requirements within a specified period of time.

9)	The Borrower shall have paid to the Administrative Agent and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Amended and Restated Credit Agreement for which an invoice has been provided to the Borrower at least 2 Business Days before the Amendment and Restatement Effective Date.

10)	After giving effect to the Transaction, there shall be no conflict with, or default under, any material agreement governing Indebtedness of the Parent or any of its Subsidiaries or any of the drilling contracts in effect with respect to the Collateral Rigs.

11)	The Administrative Agent shall have received all documentation and other information about Parent, the Borrower and each Subsidiary Guarantor as has been reasonably requested in writing by such Administrative Agent that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

12)	There shall be no actions, suits, investigations or proceedings pending or threatened by any entity (private or governmental) with respect to the Transaction or any Credit Document.

13)	The Borrower shall have paid in cash (i) all interest accrued but unpaid on the Existing Loans through the Amendment and Restatement Effective Date and (ii) all accrued Commitment Commissions, Letter of Credit Fees and Facing Fees (in each case, as defined in the Original Credit Agreement), whether or not due on the Amendment and Restatement Effective Date, on or prior to the Amendment and Restatement Effective Date.

14)	On the Amendment and Restatement Effective Date, the Collateral Rigs are contracted pursuant to the drilling contracts set forth in Schedule XIV to the Amended and Restated Credit Agreement (the “Drilling Contracts”) and such Drilling Contracts are in full force and effect on the Amendment and Restatement Effective Date.

15)	The conditions set forth in Sections 7.01 and 7.03 of the Amended and Restated Credit Agreement shall be satisfied and the Administrative Agent shall have received a certificate from the chief executive officer, the president, any vice president, director, or any other Authorized Representative of the Parent certifying that the conditions set forth in clauses 3 and 12 above and in Sections 7.01 and 7.03 of the Amended and Restated Credit Agreement shall have been satisfied.

16)	The Administrative Agent shall have received two appraisal reports of recent date for each of the Atwood Mako and the Atwood Manta (and in no event dated earlier than 90 days prior to the Amendment and Restatement Effective Date) from two Approved Appraisers in scope, form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that the appraisal reports delivered on January 15, 2014 from Fearnleys Ltd. and on January 20, 2014 from Pareto Offshore AS shall be satisfactory).

17)	The Administrative Agent shall have received a Supplemental Pledge of Partnership Interest Agreement, amending and restating the Pledge of Partnership Interest Agreement, dated May 6, 2011, by and among Atwood Oceanics Pacific Limited, Alpha Falcon Company, Alpha Falcon Drilling Company, SwiftDrill Malta and the Administrative Agent.

ANNEX D

Resignation and Assignment Agreement

EXECUTION VERSION

RESIGNATION AND ASSIGNMENT AGREEMENT

This Resignation and Assignment Agreement (this “Agreement”) is entered into as of April 10, 2014, by and among Nordea Bank plc, New York Branch (“Nordea New York”), in its capacities as resigning Administrative Agent (in such capacity, the “Existing Administrative Agent”), as resigning Collateral Agent (in such capacity, the “Existing Collateral Agent”) and as resigning Security Trustee (in such capacity, “Existing Security Trustee”) under the Credit Agreement, Nordea Bank Finland plc, London Branch (“Nordea London”), in its capacities as Successor Administrative Agent, Successor Collateral Agent and Successor Security Trustee (each as defined below) under the Amended and Restated Credit Agreement, Atwood Oceanics, Inc., a Texas corporation (the “Parent”), Atwood Offshore Worldwide Limited, an exempted company organized under the laws of the Cayman Islands (the “Borrower”) and each Subsidiary Guarantor. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement (as defined below). In addition, for purposes hereof, (i) “Credit Agreement” shall refer to the Existing Credit Agreement and/or the Amended and Restated Credit Agreement, as applicable, and (ii) “Administrative Agent” shall refer to the Existing Administrative Agent and/or the Successor Administrative Agent, as applicable.

RECITALS

WHEREAS, the Parent, the Borrower, the Existing Administrative Agent, the Existing Collateral Agent, the Existing Security Trustee and each lender party thereto from time to time have entered into that certain Credit Agreement, dated May 6, 2011, as amended, restated, supplemented or otherwise modified prior to the date hereof (the “Existing Credit Agreement”), as amended and restated pursuant to the Restatement Agreement (as defined in the Amended and Restated Credit Agreement) (the “Amended and Restated Credit Agreement”);

WHEREAS, the Existing Administrative Agent desires to resign as the Administrative Agent under the Credit Agreement and the other Credit Documents, the Existing Collateral Agent desires to resign as the Collateral Agent under the Credit Agreement and the other Credit Documents and the Existing Security Trustee desires to resign as Security Trustee under the Credit Agreement and the other Credit Documents and Nordea London desires to be appointed as the successor Administrative Agent (in such capacity, the “Successor Administrative Agent”), the successor Collateral Agent (in such capacity, the “Successor Collateral Agent”) and the successor Security Trustee (in such capacity, the “Successor Security Trustee”), under the Credit Agreement and the other Credit Documents; and

WHEREAS, (x) pursuant to the Restatement Agreement, the Parent, the Borrower, the Existing Administrative Agent, the Successor Administrative Agent, the Converting Lenders (as defined in the Restatement Agreement) and the New Lenders (as defined in the Restatement Agreement and, together with the Converting Lenders, the “Lenders”) consented to and (y) pursuant to the Reaffirmation Agreement (referred to in clause (2) of Annex C of the Restatement Agreement), the Subsidiary Guarantors acknowledged (i) the resignation of Nordea New York as the Existing Administrative Agent, the Existing Collateral Agent and the Existing Security Trustee and (ii) the appointment of Nordea London as the Successor Administrative Agent, the Successor Collateral Agent and the Successor Security Trustee under the Credit Documents;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1. Resignation and Appointment, etc.

(a) As of the Effective Date (as defined below), (i) the Existing Administrative Agent hereby resigns as the Administrative Agent, (ii) the Existing Collateral Agent hereby resigns as the Collateral Agent, (iii) the Existing Security Trustee hereby resigns as Security Trustee and (iv) Nordea London hereby accepts its appointment as the Successor Administrative Agent, the Successor Collateral Agent and the Successor Security Trustee. From and after the Effective Date, (1) Nordea London succeeds to all the rights, powers and duties of the Existing Administrative Agent, the Existing Collateral Agent and the Existing Security Trustee, except as set forth in clauses (b)(i) and (b)(ii) below, (2) all references in the Amended and Restated Credit Agreement and the other Credit Documents to the term “Administrative Agent”, “Collateral Agent” and “Security Trustee” shall mean Nordea London, as the Successor Administrative Agent, the Successor Collateral Agent or the Successor Security Trustee, as applicable, and (3) Nordea New York is discharged from all of its duties and obligations as the Existing Administrative Agent, the Existing Collateral Agent and the Existing Security Trustee under the Credit Agreement and the other Credit Documents, except as set forth in clause (b)(ii) below. Each of the parties hereto agrees to execute all documents necessary or appropriate to evidence the appointment of Nordea London as the Successor Administrative Agent, the Successor Collateral Agent and the Successor Security Trustee.

(b) The parties hereto hereby confirm that, from and after the Effective Date, (i) Section 12.06 and Section 14.01, to the extent they pertain to the Existing Administrative Agent, the Existing Collateral Agent and/or the Existing Security Trustee, shall survive the Existing Administrative Agent’s, the Existing Collateral Agent’s and/or the Existing Security Trustee’s resignation hereunder, and inure to the benefit of Nordea New York, its subagents and its affiliates as to any actions taken or omitted to be taken while Nordea New York acted as Administrative Agent, Collateral Agent or Security Trustee under the Credit Documents, (ii) the Successor Administrative Agent shall be entitled to all of the protections of the “Administrative Agent” set forth in the Amended and Restated Credit Agreement and the other Credit Documents, (iii) the Successor Collateral Agent shall be entitled to all of the protections of the “Collateral Agent” set forth in the Amended and Restated Credit Agreement and the other Credit Documents and (iv) the Successor Security Trustee shall be entitled to all of the protections of the “Security Trustee” set forth in the Amended and Restated Credit Agreement and the other Credit Documents. In addition, and notwithstanding anything to the contrary contained in the Amended and Restated Credit Agreement and the other Credit Documents, the parties hereto (and the Lenders by their acceptance and authorization of this Agreement pursuant to the Restatement Agreement) acknowledge and agree that the Successor Administrative Agent, the Successor Collateral Agent and the Successor Security Trustee shall not be liable for (A) any actions taken or omitted to be taken by Nordea New York (1) while it was acting in its capacity as the Administrative Agent, the Collateral Agent or the Security Trustee, as applicable, or (2) pursuant to this Agreement or (B) any actions taken or omitted to be taken, or any determinations made, by the Successor Administrative Agent, the Successor Collateral Agent or the Successor Security Trustee, as applicable, based upon the information provided by the Existing Administrative Agent, the Existing Collateral Agent or the Existing Security Trustee, as applicable, with respect to any period ending prior to the Effective Date, including information in the Register maintained by the Existing Administrative Agent (unless, in the case of this sub-clause (B), such action is taken or omitted to be taken as a result of gross negligence or willful misconduct on the part of the Successor Administrative Agent, the Successor Collateral Agent or the Successor Security Trustee, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable decision)), and in each case described in this sentence, the Existing Administrative Agent, the Existing Collateral Agent or the Existing Security Trustee shall be liable for such actions taken or omitted to be taken to the same extent that it would be liable under the Credit Agreement and the other Credit Documents.

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(c) As of the Effective Date, the Existing Administrative Agent, the Existing Collateral Agent or the Existing Security Trustee, as applicable, hereby assigns all Liens and security interests under the Credit Agreement, the Security Documents and the other Credit Documents (collectively, the “Assigned Credit Documents”) to Nordea London, as Successor Administrative Agent, Successor Collateral Agent or Successor Security Trustee, as applicable, including, without limitation, all Collateral Rig Mortgages with respect to the Collateral Rigs, and Nordea London, as Successor Administrative Agent, Successor Collateral Agent or as Successor Security Trustee, as applicable, hereby assumes all such Liens and security interests, for their respective benefit and for the benefit of the other Secured Creditors. All of such Liens and security interests shall in all respects be continuing and in effect following execution and delivery of this Agreement and are hereby ratified and reaffirmed by the Credit Parties. Without limiting the generality of the foregoing, any and all references to Nordea New York on any publicly filed document, to the extent such filing relates to Liens and security interests assigned to the Successor Administrative Agent, the Successor Collateral Agent or the Successor Security Trustee, as applicable, hereby and until such filing is modified to reflect the interest of Nordea London, as Successor Collateral Agent or the Successor Security Trustee, as applicable, shall, with respect to such Liens and security interests, constitute a reference to “Nordea New York” as the administrative agent and collateral representative of Nordea London, as Successor Administrative Agent, Successor Collateral Agent or as Successor Security Trustee, as applicable. On and after the Effective Date, all possessory Collateral held by the Existing Collateral Agent for the benefit of the Secured Parties shall be deemed to be held by the Existing Collateral Agent as agent and bailee for the Successor Collateral Agent for the benefit of the Secured Parties until such time as such possessory collateral has been delivered to the Successor Collateral Agent. The Borrower, the other Credit Parties and Nordea New York agree that the Successor Collateral Agent is authorized as it may deem necessary or appropriate to file in the United States (including in any state thereof) initial financing statements, “in lieu of” financing statements, assignments of financing statements, financing change statements, amended financing statements, or other filings, to make any amendment, assignment or other filing with respect to the Collateral Rig Mortgages or any other Security Document, in each instance covering any of the collateral described in any Assigned Credit Document or any other agreement, instrument or document delivered or entered into under or in connection therewith or furnished pursuant thereto.

2. Further Assurances.

(a) Without altering its obligations in any way under any of the Credit Documents, each Credit Party reaffirms and acknowledges its obligations to Nordea London as Successor Administrative Agent, Successor Collateral Agent and Successor Security Trustee with respect to the Amended and Restated Credit Agreement and the other Credit Documents and that the delivery of any agreements, instruments or any other document after the Effective Date and any other actions taken after the Effective Date or to be taken after the Effective Date shall be to the reasonable satisfaction of the Successor Administrative Agent, Successor Collateral Agent and/or Successor Security Trustee, as the case may be, notwithstanding whether any of the foregoing was or were previously reasonably satisfactory to the Existing Administrative Agent in its previous capacities as Administrative Agent, Collateral Agent or Security Trustee.

(b) Each Credit Party agrees that, on or following the Effective Date, in order to effect and evidence more fully the matters covered hereby, it shall promptly (or on such later date as may be determined by the Successor Administrative Agent in its reasonable discretion), at the expense of the Successor Administrative Agent, upon reasonable request of the Successor Administrative Agent (i) execute and deliver to the Successor Administrative Agent duly executed copies of third party notices in form and substance reasonably satisfactory to the Successor Administrative Agent which Successor Administrative Agent reasonably considers are necessary and (y) such other documents and certificates as the Successor Administrative Agent may reasonably request and (ii) take any and all actions as the Successor Administrative Agent may reasonably request, in each case of the actions referred to in preceding clauses (i) and (ii), to evidence the assignment of the Liens on the Collateral or to otherwise effectuate the intent and purposes of this Agreement and Section 9.11 of the Credit Agreement.

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(c) Each of the Existing Administrative Agent and the Existing Collateral Agent agrees that, on or following the Effective Date, it shall promptly (i) furnish, at its own expense, additional releases, termination statements and such other documents, instruments and agreements as are customary and may be reasonably requested by the Successor Administrative Agent in order to effect and evidence more fully the matters covered hereby and (ii) deliver to the Successor Collateral Agent all original stock certificates, stock powers or transfer instruments, instruments, promissory notes and other property of the Parent, the Borrower or any of the Parent’s Subsidiaries held by the Existing Collateral Agent to the extent such relate to any of the Credit Documents. The Existing Collateral Agent authorizes the Credit Parties, the Successor Administrative Agent and the Successor Collateral Agent (and their respective counsel) to prepare and file such UCC financing statements and amendments under the Uniform Commercial Code in the offices and jurisdictions that the Successor Administrative Agent and Successor Collateral Agent deems necessary or appropriate to effectuate the intent and purposes of this Agreement.

3. Conditions Precedent to Effectiveness. This Agreement and the obligations of the parties hereto set forth in Sections 1 and 2 hereof shall become effective immediately upon the date (the “Effective Date”) when each of the following conditions shall first have been satisfied (which may be satisfied concurrently with the Amendment and Restatement Effective Date (as defined in the Restatement Agreement)): each of the parties hereto shall have executed and delivered this Agreement;

(b) Nordea London shall have confirmed in writing that it has received from Nordea New York all documentation described on Schedule 1 hereto;

(c) Nordea London shall have confirmed in writing that it has received the items set forth on Schedule 2 hereto, to the extent constituting possessory Collateral; and

(d) (x) Nordea New York shall have received a copy of each of the Restatement Agreement and Reaffirmation Agreement, duly executed by the parties thereto, and (y) the Amendment and Restatement Effective Date shall have occurred.

4. Effect of Agreement. The parties hereto acknowledge that, on and after the Effective Date, Nordea New York shall have no obligation to provide any further financial accommodations to or for the benefit of the Borrower or its Affiliates pursuant to the Credit Documents.

5. Limitation. Each party hereto hereby agrees that this Agreement is not inconsistent with the terms of the Restatement Agreement or the Reaffirmation Agreement.

7. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the Existing Administrative Agent, the Existing Collateral Agent, the Existing Security Trustee, the Successor Administrative Agent, the Successor Collateral Agent and the Successor Security Trustee, the Borrower and the other Credit Parties.

8. Execution in Counterparts. This Restatement Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission or by electronic mail in .pdf form shall be as effective as delivery of a manually executed counterpart hereof. A complete set of counterparts shall be lodged with the Borrower and the Successor Administrative Agent.

9. Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

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10. Interpretation. This Agreement is a “Credit Document” for the purposes of the Amended and Restated Credit Agreement.

11. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Existing Administrative Agent, as Existing Collateral Agent and as Existing Security Trustee

By:	/s/ Henning Lyche Christiansen
Name: Henning Lyche Christiansen
Title: First Vice President

By:	/s/ Martin Lunder
Name: Martin Lunder
Title: Senior Vice President

[Signature Page to Atwood Resignation & Assignment Agreement (2014)]

NORDEA BANK FINLAND PLC, LONDON BRANCH, as Successor Administrative Agent, as Successor Collateral Agent and as Successor Security Trustee

By:	/s/ Martin Kahm
Name: Martin Kahm
Title: Head of Offshore & Oil Services, London

By:	/s/ Sandra Pavic-Watkinson
Name: Sandra Pavic-Watkinson
Title: Vice President

[Signature Page to Atwood Resignation & Assignment Agreement (2014)]

Acknowledged and accepted as of the date first written above:

ATWOOD OCEANICS, INC.

By:	/s/ Mark L. Mey
Name: Mark L. Mey
Title: Senior Vice President and Chief Financial Officer

ATWOOD OFFSHORE WORLDWIDE LIMITED

By:	/s/ Mark L. Mey
Name: Mark L. Mey
Title: Chief Financial Officer & Attorney-in-Fact

[Signature Page to Atwood Resignation & Assignment Agreement (2014)]

ALPHA AURORA COMPANY
ALPHA HUNTER COMPANY
ALPHA MAKO COMPANY
ALPHA MANTA COMPANY
ALPHA OSPREY COMPANY

By:	/s/ Walter A. Baker
Name: Walter A. Baker
Title: Director

ALPHA FALCON COMPANY
ALPHA FALCON DRILLING COMPANY
ATWOOD OCEANICS PACIFIC LIMITED
SWIFTDRILL MALTA

By:	/s/ Walter A. Baker
Name: Walter A. Baker
Title: Attorney-in-Fact

ALPHA INTERNATIONAL DRILLING COMPANY S.À R.L.
ATWOOD BEACON S.À R.L.

By:	/s/ Elizabeth M. Reza
Name: Elizabeth M. Reza
Title: Class A Manager

ATWOOD DEEP SEAS, LTD.
ATWOOD HUNTER CO.

By:	/s/ Walter A. Baker
Name: Walter A. Baker
Title: Vice President & Secretary

[Signature Page to Atwood Resignation & Assignment Agreement (2014)]

ATWOOD OFFSHORE (GIBRALTAR) BEACON LIMITED

By:	/s/ Walter A. Baker
Name: Walter A. Baker
Title: Attorney-in-Fact

ATWOOD OFFSHORE (GIBRALTAR) LIMITED

By:	/s/ Walter A. Baker
Name: Walter A. Baker
Title: Attorney-in-Fact

[Signature Page to Atwood Resignation & Assignment Agreement (2014)]

Schedule 1

Administrative Credit Documentation

(a) copies of the Credit Documents existing as of the Effective Date, together with all amendments and supplements thereto; and

(b) (i) copies of all of the Existing Administrative Agent’s books and records concerning the Commitments and Loans (including, without limitation, all of those books and records that evidence the amount of principal, interest and other sums due under the Credit Documents), (ii) such other information and data as shall be reasonably necessary for the Successor Administrative Agent to establish an Intralinks website (or substantially similar electronic transmission system) for purposes of general communications with the parties to the Credit Documents and (iii) copies of all administrative documentation with respect to the Amended and Restated Credit Agreement and the Lenders as Nordea London shall reasonably request (including, but not limited to, tax forms of the Lenders).

Schedule 2

DESCRIPTION OF POSSESSORY COLLATERAL

Pledged Stock/LLC and Partnership Interests with Accompanying Stock Powers:

1. Atwood Oceanics, Inc.

Pledged Stock

Name of Issuing Corporation	Type of Shares	Number of Shares	Certificate No.	Percentage Owned, Per Class
Atwood Hunter Co.	Common Stock, par value $1.00 per share	1,000	1	100%
Atwood Offshore Worldwide Limited	Ordinary Shares, par value $1.00 per share	261	001	100%

Pledged Partnership Interest

Name of Issuing Partnership	Type of Interest	Percentage Owned	Certificate Number
Atwood Deep Seas, Ltd.	Limited Partnership Interest	99%	Uncertificated

2.	Atwood Hunter Co.

Pledged Partnership Interest

Name of Issuing Partnership	Type of Interest	Percentage Owned	Certificate Number
Atwood Deep Seas, Ltd.	General Partnership Interest	1%	1

3. Atwood Deep Seas, Ltd.

Pledged Stock

Name of Issuing Corporation	Type of Shares	Number of Shares	Certificate No.	Percentage Owned, Per Class
Atwood Offshore Worldwide Limited	Class A	209	001A	100%

4. Atwood Offshore Worldwide Limited

Pledged Stock

Name of Issuing Corporation	Type of Shares	Number of Shares	Certificate No.	Percentage Owned, Per Class
Alpha Aurora Company	Ordinary Shares, par value USD $1.00 per share	10,000	002	100%
Alpha Falcon Company	Ordinary Shares, par value USD $1.00 per share	10,000	002	100%
Alpha Hunter Company	Ordinary Shares, par value USD $1.00 per share	10,000	002	100%
Alpha Osprey Company	Ordinary Shares, par value USD $1.00 per share	10,000	001	100%
Atwood Oceanics Pacific Limited	Ordinary Shares, par value $1.00 per share	261	011	100%
Atwood Oceanics Pacific Limited	Class A shares, par value $1.00 per share	209	002A	100%
Atwood Offshore (Gibraltar) Limited	Ordinary Shares, par value $1.00 per share	200	1	100%
Atwood Offshore (Gibraltar) Beacon Limited	Ordinary Shares, par value $1.00 per share	100	1	100%

Pledged Company Interest

Name of Issuing Company	Type of Interest	Percentage Owned
Alpha Falcon Drilling Company	Class A Membership Interest	100%

5.	Atwood Oceanics Pacific Limited

Pledged Partnership Interest

Name of Issuing Company	Type of Interest	Percentage Owned
Swiftdrill Malta	General Partnership	1%

6.	Alpha Falcon Company

Pledged Company Interest

Name of Issuing Company	Type of Interest	Percentage Owned
Alpha Falcon Drilling Company	Class B Membership Interest	100%

Pledged Partnership Interest

Name of Issuing Company	Type of Interest	Percentage Owned
Swiftdrill Malta	General Partnership	98%

7. Alpha Falcon Drilling Company

Pledged Partnership Interest

Name of Issuing Company	Type of Interest	Percentage Owned
Swiftdrill Malta	General Partnership	1%

8. Atwood Offshore (Gibraltar) Limited

Pledged Stock

Name of Issuing Company	Type of Shares	Number of Shares	Percentage Owned
Alpha International Drilling Company S.à r.l.	Ordinary Shares	1,250,000	100%

9. Atwood Offshore (Gibraltar) Beacon Limited

Pledged Stock

Name of Issuing Company	Type of Shares	Number of Shares	Percentage Owned
Atwood Beacon S.à r.l.	Ordinary Shares	2,000,000	100%

Annex E

Address:	8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, United Kingdom
Telephone:	+44 (0)20 7726 9247 /9107
Telefax:	+44 (0)20 7726 9102
E-mail:	glenn.johnson@nordea.com
Andrew.searle@nordea.com